Item 6. Selected Financial Data

(in thousands, except per Common Share data and number of properties)

     Year Ended December 31,                                    2002           2001         2000            1999          1998
                                                             ----------     ----------    ----------     ----------    ----------
     Operating Results (a)
     Total revenue                                           $  292,661     $  272,238    $  251,059     $  248,856    $  167,377
     Net income                                                  62,984         33,722        52,158         34,606        33,025
     Income allocated to Common Shares                           51,078         21,816        40,252         29,816        32,323
     Earnings per Common Share
        Basic                                                $     1.40     $     0.57    $     1.12     $     0.80    $     0.90
        Diluted                                              $     1.39     $     0.57    $     1.12     $     0.80    $     0.89
     Cash distributions declared per Common Share            $     1.76     $     1.70    $     1.62     $     1.57    $     1.52

     Balance Sheet Data
     Real estate investments, net of
        accumulated depreciation                             $1,745,981     $1,812,909    $1,674,341     $1,702,353    $1,840,618
     Total assets                                             1,919,288      1,960,203     1,821,103      1,825,276     1,909,100
     Total indebtedness                                       1,004,729      1,009,165       866,202        839,634     1,000,560
     Total liabilities                                        1,097,793      1,108,213       923,961        895,083     1,040,828
     Minority interest                                          135,052        143,834       144,974        145,941       127,198
     Beneficiaries' equity                                      686,443        708,156       752,168        784,252       741,074

     Other Data
     Cash flows from:
        Operating activities                                    118,684        143,318       103,123         81,495        73,116
        Investing activities                                      5,038       (123,682)      (32,372)        69,195      (903,193)
        Financing activities                                   (110,380)       (22,317)      (60,403)      (158,073)      813,710

     Property Data
     Number of properties owned at year end                         238            270           250            251           272
     Net rentable square feet owned at year end                  16,052         17,312        16,471         16,607        18,834

         (a) All years have been adjusted to reflect the impact of operating properties sold during the six months ended June 30, 2003 and the year ended December 31, 2002 and properties classified as held-for-sale as of June 30, 2003 which are reflected in discontinued operations in the Consolidated Statements of Operations. This reclassification has no effect on the Company's reported net income or net income per common share.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the financial statements appearing elsewhere herein. The results of operations, liquidity and capital resources and cash flows of the Company include the historical results of operations of the properties held by the Company during the years ended December 31, 2002, 2001 and 2000. This Current Report on Form 8-K contains forward-looking statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934 and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized. See Item 1. Business - Risk Factors of Annual Report on Form 10-K.

OVERVIEW

The Company currently manages its portfolio within three geographic segments:
(1) Pennsylvania, (2) New Jersey and (3) Virginia. The Company believes it has established an effective platform in these office and industrial markets that provides a foundation for achieving its goals of maximizing market penetration and optimizing operating economies of scale.

During 2002, the Company sold 23 office and 20 industrial properties, containing
2.3 million net rentable square feet, and two parcels of land, containing 12.8 acres, for $190.8 million. The Company also acquired seven office properties, containing 617,000 net rentable square feet, and one parcel of land, containing
9.0 acres, for $99.1 million.

The Company receives income primarily from rental revenue (including tenant reimbursements) from the Properties and, to a lesser extent, from the management of properties owned by third parties and from investments in the Real Estate Ventures.

The Company's financial performance is dependent upon the demand for office and other commercial space in its markets. Current economic conditions, including recessionary pressures and capital market volatility, have enhanced the challenges facing the Company.

In the current economic climate, the Company continues to seek revenue growth through an increase in occupancy of its portfolio (91.0% at December 31, 2002). However, with a downturn in general leasing activity, owners of commercial real estate, including the Company, are experiencing longer periods in which to lease unoccupied space, and may face higher capital costs and leasing commissions to achieve targeted tenancies.

As the Company seeks to increase revenue, management also focuses on strategies to minimize operating risks, including (i) tenant rollover risk, (ii) tenant credit risk and (iii) development risk.

Tenant Rollover Risk:
--------------------
The Company is subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting (including the cost of renovations) may be less favorable than the current lease terms. Leases accounting for approximately 11.7% of the aggregate annualized base rents from the Properties as of December 31, 2002 (representing approximately 11.4% of the net rentable square feet of the Properties) expire without penalty through the end of 2003. The Company maintains an active dialogue with its tenants in an effort to achieve a high level of lease renewals. The Company's retention rate for leases that were scheduled to expire in the year ended December 31, 2002 was 78.0%. If the Company is unable to renew leases for a substantial portion of the space under expiring leases, or to promptly relet this space, at anticipated rental rates, the Company's cash flow could be adversely impacted.

Tenant Credit Risk:
------------------
In the event of a tenant default, the Company may experience delays in enforcing its rights as a landlord and may incur substantial costs in protecting its investment. Management regularly evaluates its accounts receivable reserve policy in light of its tenant base and general and local economic conditions. The accounts receivable allowances were $4.6 million or 12.5% of total receivables (including accrued rent receivable) as of December 31, 2002 compared to $4.5 million or 12.5% of total receivables (including accrued rent receivable) as of December 31, 2001.

Development Risk:
----------------
The Company currently has in development or redevelopment three sites aggregating 428,000 square feet. The total cost of these projects is estimated to be $83.7 million, of which $73.9 million was incurred as of December 31, 2002. As of December 31, 2002, these projects were approximately 43% leased. While the Company is actively marketing space at these projects to prospective tenants, management cannot provide assurance as to the timing or terms of any leases of such space. As of December 31, 2002, the Company owned approximately 444 acres of undeveloped land and held options to purchase approximately 63 additional acres. Risks associated with development of this land include construction cost overruns and construction delays, insufficient occupancy rates and inability to obtain necessary zoning, land-use, building, occupancy and other required governmental approvals.

CRITICAL ACCOUNTING POLICIES

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company's significant accounting policies are described in Note 1 to the consolidated financial statements included this Current Report on Form 8-K. While the estimates and judgments associated with the application of these accounting policies may be affected by different assumptions or conditions, the Company believes the estimates and judgments associated with the reported amounts are appropriate in the circumstances. The following explains several of the Company's critical accounting policies that are used in preparing the Company's consolidated financial statements which require the Company's management to use significant judgment and estimates:

Revenue Recognition
-------------------
Rental revenue is recognized on a straight-line basis over the lease term regardless of when payments are due. Certain lease agreements contain provisions that require tenants to reimburse a pro rata share of real estate taxes and certain common area maintenance costs.

Real Estate Investments
-----------------------
Real estate investments are carried at cost. The Company records acquisition of real estate investments under the purchase method of accounting and allocates the purchase price to land, buildings and intangible assets on a relative fair value basis. Depreciation is computed using the straight-line method over the useful lives of buildings and capital improvements (25 to 40 years) and over the shorter of the lease term or the life of the asset for tenant improvements. Direct construction costs related to the development of certain Properties and land holdings are capitalized as incurred. The Company expenses routine repair and maintenance expenditures.

Intangible Assets
-----------------
The Company allocates the purchase price of properties to net tangible and identified intangible assets (included in Other Assets) acquired based on fair values. Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) the Company's estimate of the fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancellable term of the lease. Capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancellable terms of the respective leases. Capitalized below-market lease values amortized as an increase of rental income over the remaining non-cancellable terms of the respective leases, including any fixed-rate renewal periods.

The aggregate value of other intangibles acquired is measured based on the difference between (i) the property valued with in-place leases adjusted to market rental rates and (ii) the property valued as if it was vacant. The Company allocates a portion of the purchase price to lease origination costs. The Company estimates the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, and includes leasing commissions, legal and other related expenses. This intangible asset is amortized to expense over the remaining term of the respective leases. Company estimates of value are made using methods similar to those used by independent appraisers. Factors considered by the Company in their analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from three to twelve months.

The total amount of these other intangible assets is further allocated to tenant relationships and in-place leases based on the Company's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with the respective tenant. Characteristics considered by the Company in allocating value to its tenant relationships include the nature and extent of the Company's business relationship with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors. The value of tenant relationship intangibles is amortized over the remaining initial lease term and renewals, but in no event longer than the remaining depreciable life of the building. The value of in-place leases is amortized over the remaining non-cancellable term of the respective leases and any fixed-rate renewal periods.

In the event that a tenant terminates its lease, the unamortized portion of each intangible, including market rate adjustments, lease origination costs, in-place lease values and tenant relationship values, would be charged to expense.

Impairment of Long-Lived Assets
-------------------------------
Management reviews investments in real estate and real estate ventures for impairment if facts and circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of any impairment loss will be based on the fair value of the asset; determined using customary valuation techniques, such as the present value of expected future cash flows.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Allowance for Doubtful Accounts
-------------------------------
The Company maintains an allowance for doubtful accounts that represents an estimate of losses that may be incurred from the inability of tenants to make required payments. The allowance is an estimate based on two calculations that are combined to determine the total amount reserved. First, the Company evaluates specific accounts where it has been determined that a tenant may have an inability to meet its financial obligations. In these situations, the Company uses its judgment, based on the facts and circumstances, and records a specific reserve for that tenant against amounts due to reduce the receivable to the amount that the Company expects to collect. These reserves are reevaluated and adjusted as additional information becomes available. Second, a reserve is established for all tenants based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If the financial condition of the Company's tenants were to deteriorate, additional allowances may be required.

Deferred Costs
--------------
The Company incurs direct costs related to the financing and leasing of the Properties. Management is required to use professional judgment in determining whether such costs meet the criteria for capitalization or must be expensed. Capitalized financing fees are amortized over the related loan term and capitalized leasing costs are amortized over the related lease term. Management re-evaluates the remaining useful lives of leasing costs as the creditworthiness of the Company's tenants and economic and market conditions change.

RESULTS OF OPERATIONS

Comparison of the Year Ended December 31, 2002 to the Year Ended
December 31, 2001

                                                               Year Ended December 31,
                                                              ------------------------       Dollar         Percent
                                                                2002            2001         Change         Change
                                                              ---------       --------     ----------      --------
                                                                      (amounts in thousands)
                                                              ---------------------------------------
Revenue:
   Rents                                                      $249,671        $229,788     $   19,883           8.7%
   Tenant reimbursements                                        33,287          32,061          1,226           3.8%
   Other                                                         9,703          10,389           (686)         -6.6%
                                                              --------        --------     ----------      --------
     Total revenue                                             292,661         272,238         20,423           7.5%

Operating Expenses:
   Property operating expenses                                  75,520          71,221          4,299           6.0%
   Real estate taxes                                            25,370          22,597          2,773          12.3%
   Interest                                                     63,522          67,496         (3,974)         -5.9%
   Depreciation and amortization                                56,715          67,777        (11,062)        -16.3%
   Administrative expenses                                      14,804          15,177           (373)         -2.5%
   Non-recurring charges                                             -           6,600         (6,600)            -
                                                              --------        --------     ----------      --------
     Total operating expenses                                  235,931         250,868        (14,937)         -6.0%
                                                              --------        --------     ----------      --------

Income from continuing operations before equity in
   income of real estate ventures, net gain on sales
   and minority interest                                        56,730          21,370         35,360         165.5%
Equity in income of real estate ventures                           987           2,768         (1,781)        -64.3%
                                                              --------        --------     ----------      --------
Income from continuing operations before net gain
   on sales and minority interest                               57,717          24,138         33,579         139.1%
Net gain on sales of interest in real estate                         -           4,524         (4,524)       -100.0%
Minority interest                                               (9,298)         (7,842)        (1,456)        -18.6%
                                                              --------        --------     ----------      --------
Income from continuing operations                               48,419          20,820         27,599         132.6%
Income from discontinued operations, net of
   minority interest                                            14,565          12,902          1,663          12.9%
                                                              --------        --------     ----------      --------
Net income                                                    $ 62,984        $ 33,722     $29,262.00          86.8%
                                                              ========        ========     ==========      ========

The results of operations for the years ended December 31, 2002 and 2001 include the respective operations of the Properties. Of the 238 Properties owned by the Company as of December 31, 2002, a total of 194 Properties containing an aggregate of 13.2 million net rentable square feet ("Same Store Properties") were owned for the entire twelve-month periods ended December 31, 2002 and 2001. The following table set forth revenue and expense information as to these Same Store Properties for the twelve-month periods ended December 31, 2002 and 2001:

                                              Year Ended December 31,
                                             -------------------------         Dollar       Percent
                                               2002             2001           Change        Change
                                             --------         --------        -------      ---------
                                                      (amounts in thousands)
                                             ----------------------------------------
Revenue:
   Rents                                     $203,365         $207,071        $(3,706)         -1.8%
   Tenant reimbursements                       29,324           29,143            181           0.6%
   Other                                          615              427            188          44.0%
                                             --------         --------        -------      --------
     Total revenue                            233,304          236,641         (3,337)         -1.4%

Operating Expenses:
   Property operating expenses                 71,246           69,876          1,370           2.0%
   Real estate taxes                           21,909           20,779          1,130           5.4
                                             --------         --------          -----      --------
     Total operating expenses                  93,155           90,655          2,500           2.8%
                                             --------         --------        -------      --------
Property NOI                                  140,149          145,986         (5,837)         -4.0%
                                             ========         ========        =======      ========

Revenue increased to $292.7 million for 2002 as compared to $272.2 million for 2001, primarily due to increased rental rates and additional properties in 2002, offset by decreased occupancy. The straight-line rent adjustment increased revenues by $5.9 million in 2002 and $5.4 million in 2001. Revenue for Same Store Properties decreased to $233.3 million in 2002 from $236.6 million in 2001. This decrease was the result of decrease occupancy in 2002 as compared to 2001. Average occupancy for the Same Store Properties decreased to 90.4% in 2002 from 94.5% in 2001. Other revenue represents lease termination fees, leasing commissions, third-party management fees and interest income. Other revenue decreased to $9.7 million in 2002 from $10.4 million in 2001 primarily due to reduced interest income earned in 2002 as compared to 2001.

Property operating expenses increased to $75.5 million in 2002 as compared to $71.2 million in 2001, primarily due to increased insurance and security costs and additional properties in 2002. Property operating expenses included a provision for doubtful accounts of $.9 million in 2002 and $2.9 million in 2001 to provide for increased tenant credit risk. Property operating expenses for the Same Store Properties increased to $71.2 million in 2002 as compared to $69.9 million in 2002 as a result of higher insurance and security costs.

Real estate taxes increased to $25.4 million in 2002 as compared to $22.6 million in 2001, primarily due to increased real estate tax assessments in 2002 and additional properties in 2002. Real estate taxes for the Same Store Properties increased to $21.9 million in 2002 as compared to $20.8 million in 2001 as a result of higher tax rates and property assessments.

Interest expense decreased to $63.5 million in 2002 as compared to $67.5 million in 2001, primarily due to decreased interest rates offset by increased average borrowings during 2002. Average outstanding debt balances for 2002 were $1.0 billion as compared to $949.5 million for 2001. The Company's weighted-average interest rate from its unsecured credit facilities after giving effect to hedging activities on the unsecured credit facilities decreased to 5.41% in 2002 from 6.48% in 2001 and on mortgage notes payable decreased to 7.27% in 2002 from 7.39% in 2001.

Depreciation decreased to $51.2 million in 2002 as compared to $63.3 million in 2001 primarily due to a change made by the Company in the estimated useful lives of buildings from 25 to 40 years. The impact of this change in useful lives was $19.0 million or $.53 per share for the year ended December 31, 2002. Management determined that the longer period better reflected the useful lives of the buildings. Amortization, related to deferred leasing costs, increased to $5.5 million in 2002 as compared to $4.5 million in 2001, primarily due to increased leasing activity and additional properties in 2002.

Administrative expenses decreased to $14.8 million in 2002 as compared to $15.2 million in 2001, primarily due to decreased amortization of restricted stock.

Equity in income of Real Estate Ventures decreased to $1.0 million in 2002 as compared to $2.8 million in 2001. The 2001 results include a $785,000 gain on the sale of the Company's interests in a Real Estate Venture. In addition, the Company acquired the remaining partnership interests in three Real Estate Ventures, and, accordingly, the results attributable to these properties are now consolidated from the date of acquisition.

During 2002, the Company sold 23 office properties containing an aggregate of
1.4 million net rentable square feet, 20 industrial properties containing an aggregate of .9 million net rentable square feet and two land parcels containing of 12.8 acres for $190.8 million, realizing a net gain of $8.6 million. During 2001, the Company sold three office properties, eight industrial properties and four land parcels for $31.3 million, realizing a net gain of $4.5 million.

Minority interest from continuing operations represents the equity in income attributable to the portion of the Operating Partnership not owned by the Company. Minority interest from continuing operations increased to $9.3 million in 2002 as compared to $7.8 million in 2001, primarily due to increased results of continuing operations in 2002 as compared to 2001.

Discontinued operations increased from $14.6 million in 2002 as compared to $12.9 million in 2001 primarily due to net gain on sales of real estate investments of $8.6 million in 2002. During 2002, the Company recorded an impairment loss of $665,000 related to one property held-for-sale for which the anticipated net sales price is less than the book value of the asset.

Comparison of the Year Ended December 31, 2001 to the Year Ended
December 31, 2000

                                                                     Year Ended December 31,
                                                                   --------------------------        Dollar         Percent
                                                                    2001(a)            2000          Change          Change
                                                                   ---------        ---------       --------        -------
                                                                            (amounts in thousands)
                                                                   -----------------------------------------
Revenue:
   Rents                                                           $ 229,788        $ 214,661       $ 15,127           7.0%
   Tenant reimbursements                                              32,061           29,440          2,621           8.9%
   Other                                                              10,389           11,394         (1,005)         -8.8%
                                                                   ---------        ---------       --------         -----
     Total revenue                                                   272,238          255,495         16,743           6.6%

Operating Expenses:
   Property operating expenses                                        71,221           62,592          8,629          13.8%
   Real estate taxes                                                  22,597           21,283          1,314           6.2%
   Interest                                                           67,496           64,783          2,713           4.2%
   Depreciation and amortization                                      67,777           58,551          9,226          15.8%
   Administrative expenses                                            15,177           14,194            983           6.9%
   Non-recurring charges                                               6,600                -          6,600             -
                                                                   ---------        ---------       --------         -----
     Total operating expenses                                        250,868          221,403         29,465          13.3%
                                                                   ---------        ---------       --------         -----

Income from continuing operations before equity in
   income of real estate ventures, net gain on sales,
   and minority interest                                              21,370           34,092        (12,722)        -37.3%
Equity in income of real estate ventures                               2,768            2,790            (22)         -0.8%
                                                                   ---------        ---------       --------         -----
Income from continuing operations before net gain
   on sales and minority interest                                     24,138           36,882        (12,744)        -34.6%
Net gain on sales of interest in real estate                           4,524           11,638         (7,114)        -61.1%
Minority interest                                                     (7,842)          (8,846)         1,004          11.3%
                                                                   ---------        ---------       --------         -----
Income from continuing operations                                     20,820           39,674        (18,854)        -47.5%
Income from discontinued operations, net of
   minority interest                                                  12,902           12,484            418           3.3%
                                                                   ---------        ---------       --------         -----
Net income                                                          $ 33,722         $ 52,158      $ (18,436)        -35.3%
                                                                    ========         ========      =========         =====

(a) In 2000, the Operating Partnership held a 95% economic interest in Brandywine Realty Services Corporation (the "Management Company") through its ownership of 100% of the Management Company's non-voting preferred stock and 5% of its voting common stock. Effective January 1, 2001, the Company converted its non-voting equity interest in the Management Company to a voting interest. Accordingly, the Company owns 95% of the equity of and has voting control over the Management Company. Therefore, the 2002 and 2001 financial results of the Management Company have been consolidated. For purposes of the Management's Discussion and Analysis of Financial Condition and Results of Operations, the 2000 results of operations presented below have been restated to reflect this presentation.

The results of operations for the year ended December 31, 2001 and 2000 include the respective operations of the Properties. Of the 270 Properties owned by the Company as of December 31, 2001, a total of 224 Properties containing an aggregate of 14.8 million net rentable square feet ("Same Store Properties") were owned for the entire twelve-month periods ended December 31, 2001 and 2000. The following table set forth revenue and expense information as to these Same Store Properties for the twelve-month periods ended December 31, 2001 and 2000:

                                                     Year Ended December 31,
                                                  ---------------------------            Dollar            Percent
                                                     2001              2000              Change             Change
                                                  ---------         ---------            -------            ------
                                                              (amounts in thousands)
                                                  ----------------------------------------------
Revenue:
   Rents                                          $ 221,258         $ 215,990            $ 5,268              2.4%
   Tenant reimbursements                             32,751            30,689              2,062              6.7%
   Other                                                567               659                (92)           -14.0%
                                                  ---------         ---------            -------            -----
     Total revenue                                  254,576           247,338              7,238              2.9%

Operating Expenses:
   Property operating expenses                       73,510            69,436              4,074              5.9%
   Real estate taxes                                 23,933            23,186                747              3.2%
                                                  ---------         ---------            -------            -----
     Total operating expenses                        97,443            92,622              4,821              5.2%
                                                  ---------         ---------            -------            -----

Property NOI                                      $ 157,133         $ 154,716            $ 2,417              1.6%
                                                  =========         =========            =======            =====

Revenue increased to $272.2 million for 2001 as compared to $255.5 million for 2000, primarily due to increased rental rates and additional properties in 2001, offset by decreased occupancy. The straight-line rent adjustment increased revenues by $5.4 million in 2001 and $5.9 million in 2000. Average occupancy decreased to 94.5% in 2001 as compared to 95.0% for 2000. Revenue for the Same Store Properties increased to $254.6 million in 2001 from $247.3 million in 2000. This increase was the result of increased rental rates offset by a slight decrease in occupancy in 2001 as compared to 2000. Average occupancy for the Same Store Properties decreased to 95.1% in 2001 from 95.3% in 2000. Other revenue represents lease termination fees, leasing commissions, third-party management fees and interest income. Other revenue decreased to $10.4 million in 2001 from $11.4 million in 2000 primarily due to additional interest income earned in 2000 on deposits made to acquire properties.

Property operating expenses increased to $71.2 million in 2001 as compared to $62.6 million in 2000, primarily due to increased utilities expense, increased provision for doubtful accounts and additional properties in 2001. Property operating expenses included a provision for doubtful accounts of $2.9 million in 2001 and $332,000 in 2000 to provide for credit risk related to certain tenants. Property operating expenses for the Same Store Properties increased to $73.5 million in 2001 as compared to $69.4 million in 2000 as a result of higher utility expenses, increased repairs and maintenance costs and increased property management charges.

Real estate taxes increased to $22.6 million in 2001 as compared to $21.3 million in 2000, primarily due to increased real estate tax assessments in 2001 and additional properties in 2001. Real estate taxes for the Same Store Properties increased to $23.9 million in 2001 as compared to $23.2 million in 2000 as a result of higher tax rates and property assessments.

Interest expense increased to $67.5 million in 2001 as compared to $64.7 million in 2000, primarily due to increased average borrowings resulting from the Prentiss Properties transaction in 2001, partially offset by decreased interest rates. Average outstanding debt balances for 2001 were $949.5 million as compared to $871.3 million for 2000. The Company's weighted-average interest rate after giving effect to hedging activities on unsecured credit facilities decreased to 6.48% in 2001 from 7.84% in 2000 and on mortgage notes payable decreased to 7.39% in 2001 from 7.92% in 2000.

Depreciation increased to $63.3 million in 2001 as compared to $55.8 million in 2000 primarily due to additional properties in 2001. Amortization, related to deferred leasing costs, increased to $4.5 million in 2001 as compared to $2.8 million in 2000, primarily due to increased leasing activity and additional properties in 2001.

Administrative expenses increased to $15.2 million in 2001 as compared to $14.2 million in 2000, primarily due to amortization of deferred compensation costs related to additional restricted Common Shares awarded in 2001.

During the fourth quarter of 2001, the Company recorded a $6.6 million non-recurring charge related to the change in employment status of the Company's Chairman to a non-executive, non-managerial status and the write-down of the Company's $2.5 million investment in a telecommunications company that was deemed to be other than temporary. The $4.1 million charge related to the Company's Chairman reflects an accrual on account of payment obligations of the Company under its employment agreement with the Chairman, accelerated vesting of his restricted shares and restructuring of his executive stock loan.

Equity in income of Real Estate Ventures was $2.8 million in 2001 and 2000. The income attributable to two ventures sold in 2001 was offset by four ventures commencing operations in 2001.

During 2001, the Company sold three office properties, eight industrial properties and four land parcels for $31.3 million, realizing a net gain of $4.5 million. During 2000, the Company sold seven office properties and two land parcels for $101.1 million, realizing a net gain of $11.6 million.

Minority interest decreased to $7.8 million in 2001 as compared to $8.8 million in 2000, primarily due to the $6.6 million non-recurring charge in 2001and decreased gains on sales of interests in real estate.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

During 2002, the Company generated $118.7 million in cash flow from operating activities. Other sources of cash in-flows consisted of: (i) $115.0 million of proceeds from the Term Loan and draws on the Credit Facility, (ii) $78.0 million of net proceeds from property sales, (iii) proceeds from $20.2 million of additional mortgage notes payable, (iv) $2.5 million of escrowed cash, (v) $2.0 million of cash distributions from Real Estate Ventures and (vi) $1.7 million from payments on employee loans. During 2002, cash out-flows consisted of: (i) $102.3 million of Credit Facility repayments, (ii) $75.0 million of distributions to shareholders, (iii) $48.6 million of mortgage note repayments,
(iv) $38.8 million to fund capital expenditures, (v) $25.1 million for property acquisitions, (vi) $20.2 million to repurchase Common Shares and minority interest units in the Operating Partnership, (vii) $13.1 million of leasing costs, (viii) $.7 million of debt costs, (ix) $.4 million of additional investment in Real Estate Ventures and (x) $.4 million of distributions to minority interest holders in excess of income allocated.

During 2001, the Company generated $143.4 million in cash flow from operating activities. Other sources of cash in-flows consisted of: (i) proceeds from $135.2 million of additional mortgage notes payable, (ii) $91.0 million of proceeds from draws on the Credit Facility, (iii) $31.3 million of net proceeds from property sales, (iv) $5.5 million of cash distributions from Real Estate Ventures and (v) $1.0 million from payments on employee loans. During 2001, cash out-flows consisted of: (i) $127.9 million of mortgage note repayments, (ii) $107.4 million to fund capital expenditures, (iii) $72.5 million of distributions to shareholders, (iv) $40.4 million for property acquisitions, (v) $35.0 million to repay borrowings under the Credit Facility, (vi) $9.2 million of leasing costs, (vii) $6.5 million to repurchase Common Shares and minority interest units in the Operating Partnership, (viii) $5.6 million of debt costs,
(ix) $2.5 million of additional investment in Real Estate Ventures, (x) $2.0 million of distributions to minority interest holders in excess of income allocated and (xi) $1.0 million of escrowed cash.

During 2000, the Company generated $103.1 million in cash flow from operating activities. Other sources of cash in-flows consisted of: (i) $107.4 million of additional mortgage notes payable, (ii) $101.1 million of net proceeds from property sales and (iii) $71.0 million of proceeds from draws on the Credit Facility. During 2000, cash out-flows consisted of: (i) $113.1 million to fund capital expenditures, (ii) $109.5 million to repay borrowings under the Credit Facility, (iii) $69.0 million of distributions to shareholders, (iv) $42.4 million of mortgage note repayments, (v) $15.3 million to repurchase Common Shares, (vi) $7.0 million for property acquisitions, (vii) $6.6 million of leasing costs, (viii) $4.0 million of escrowed cash, (ix) $2.7 million of additional investment in Real Estate Ventures, (x) $1.7 million of debt costs and (xi) $.9 million of distributions to minority interest holders in excess of income allocated.

Capitalization

At December 31, 2002, the Company maintained a $500.0 million Credit Facility. (See Item 1. Business-Credit Facility)

As of December 31, 2002, the Company had approximately $1 billion of debt outstanding, consisting of $307.0 million of borrowings under the Credit Facility, $100.0 million of borrowings under the Term Loan and $597.7 million of mortgage notes payable. The mortgage notes payable consists of $537.1 million of fixed rate loans and $60.6 million of variable rate loans. Additionally, the Company has entered into interest rate swap and cap agreements to fix the interest rate on $203.0 million of the Credit Facility and variable rate loans. The mortgage loans mature between March 2003 and July 2027. As of December 31, 2002, the Company also had $13.6 million of letters of credit outstanding under the Credit Facility and $179.4 million of unused availability under the Credit Facility. For the year ended December 31, 2002, the weighted-average interest rate under the Credit Facility and the related swap agreements was 5.41%, the weighted-average interest rate for the Term Loan was 3.39% and the weighted-average interest rate for borrowings under mortgage notes payable and the related cap agreements was 7.27%.

The following table outlines the timing of payment requirements related to the Company's commitments as of December 31, 2002:

                                                 Payments by Period (in thousands)
                                    ------------------------------------------------------------
                                                 Less than                             More than
                                       Total       1 Year     1-3 Years   3-5 Years    5 Years
                                    ----------    --------     --------   ---------    --------
Mortgage notes payable:
   Fixed rate                       $  537,093    $ 77,934     $ 74,412    $38,041     $346,706
   Variable rate                        25,113         154          364        767       23,828
   Construction loans                   35,523      35,523            -          -            -
                                    ----------    --------     --------    -------     --------
                                       597,729     113,611       74,776     38,808      370,534

Revolving credit facility              307,000           -      307,000          -            -
Unsecured debt                         100,000           -      100,000          -            -
Other liabilities                       13,239       2,277       10,962          -            -
                                    ----------    --------     --------    -------     --------

                                    $1,017,968    $115,888     $492,738    $38,808     $370,534
                                    ==========    ========     ========    =======     ========

The Company intends to refinance its mortgage notes payable as they become due or repay those that are secured by properties being sold. The Company expects to renegotiate its Credit Facility and Term Loan prior to maturity or extend their terms.

As of December 31, 2002, the Company's debt-to-market capitalization ratio was 49.8%. As a general policy, the Company intends, but is not obligated, to adhere to a policy of maintaining a long-term average debt-to-market capitalization ratio of no more than 50%.

The Company's Board of Trustees approved a share repurchase program authorizing the Company to repurchase up to 4,000,000 of its outstanding Common Shares. Through December 31, 2002, the Company had repurchased 3.2 million of its Common Shares at an average price of $17.75 per share. Under the share repurchase program, the Company has the authority to repurchase an additional 762,000 shares. No time limit has been placed on the duration of the share repurchase program. The following table summarizes the share repurchases during the three years ended December 31, 2002:

                                                         Years Ended December 31,
                                                     --------------------------------
                                                       2002        2001        2000
                                                     --------    --------    --------
Repurchased amount (shares)                           491,074     373,713     957,729
Repurchased amount ($, in thousands)                 $ 11,053    $  7,294    $ 15,277
Average price per share                              $  22.51    $  19.52    $  15.95


The following table summarized the Class A Units tendered for redemption during the three years ended December 31, 2002:

                                                        Years Ended December 31,
                                                     --------------------------------
                                                       2002        2001        2000
                                                     --------    --------    --------
Repurchased amount (units)                            364,222       3,247           -
Repurchased amount ($, in thousands)                 $  8,536    $     64    $      -
Average price per share                              $  23.44    $  19.72    $      -

Short- and Long-Term Liquidity

The Company believes that cash flow from operations and current financing alternatives are adequate to fund its short-term liquidity requirements for 2003. Cash flow from operations is generated primarily from rental revenues, operating expense reimbursements from tenants, and by providing of management services to third parties. The Company intends to use these funds to meet its principal short-term liquidity needs, which are to fund operating expenses, debt service requirements, recurring capital expenditures, tenant allowances, leasing commissions and the minimum distributions required to maintain the Company's REIT qualifications under the Internal Revenue Code.

On December 20, 2002, the Board of Trustees declared a quarterly dividend distribution of $0.44 per share, paid on January 15, 2003 to shareholders of record as of December 31, 2002. Distributions declared in 2002 totaled $1.76 per share as compared to $1.70 per share in 2001, representing an increase of approximately 3.5%.

The Company expects to meet its long-term liquidity requirements, such as for property acquisitions, development, investments in real estate ventures, scheduled debt maturities, major renovations, expansions and other significant capital improvements, through borrowings under its Credit Facility, long-term secured and unsecured indebtedness, the issuance of equity securities and the disposition of certain properties.

Non-GAAP Supplemental Financial Measure: Funds from Operations

Industry analysts generally consider Funds From Operations an alternative measure of performance for an equity REIT. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in its March 1995 White Paper (as clarified by the November 2000 NAREIT National Policy Bulletin which became effective on January 1, 2000) defines Funds From Operations to mean net income (loss) before minority interests of common unitholders (computed in accordance with GAAP), excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

The Company considers Funds From Operations an appropriate alternative measure of performance for an equity REIT because it is predicated on cash flow analyses. While Funds From Operations is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating Funds From Operations and, accordingly, Funds From Operations as disclosed by such other REITs may not be comparable to Funds From Operations published by the Company in this report. Therefore, the Company believes that in order to facilitate a clear understanding of the historical operating results of the Company, Funds From Operations should be examined in conjunction with net income as presented in the financial statements included elsewhere in this report. Funds From Operations should not be considered as a substitute to net income (loss) (computed in accordance with GAAP) as an indicator of the Company's financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including the Company's ability to pay dividends or make distributions.

The following table summarizes FFO for the years ended December 31, 2002 and 2001 (in thousands, except share data):

                                                                             2002             2001
                                                                          -----------      -----------
Income before net gains on sale and minority interest:
   Continuing operations                                                  $    57,717      $    24,138
   Discontinued operations                                                      6,857           13,682
                                                                          -----------      -----------
                                                                               64,574           37,820
Add (deduct):
   Depreciation:
     Attributable to real property                                             52,944           73,031
     Attributable to real estate ventures                                       2,422            3,479
   Amortization attributable to leasing costs                                   5,820            5,158
   Gain on sale of land interests                                                   -              881
   Gain included in equity in income of real estate ventures                        -             (785)
                                                                          -----------      -----------
Funds from operations before minority interest                            $   125,760      $   119,584
                                                                          ===========      ===========

Weighted-average Common Shares (including Common
   Share equivalents) and Operating Partnership units                      46,928,420       47,297,574
                                                                          ===========      ===========

Inflation

A majority of the Company's leases provide for escalations of real estate taxes and operating expenses either on a triple net basis or over a base amount. In addition, many of the office leases provide for fixed base rent increases. The Company believes that inflationary increases in expenses will be significantly offset by expense reimbursement and contractual rent increases.

Interest Rate Risk and Sensitivity Analysis

The analysis below presents the sensitivity of the market value of the Company's financial instruments to selected changes in market rates. The range of changes chosen reflects the Company's view of changes which are reasonably possible over a one-year period. Market values are the present value of projected future cash flows based on the market rates chosen.

The Company's financial instruments consist of both fixed and variable rate debt. As of December 31, 2002, the Company's consolidated debt consisted of $537.1 million in fixed rate mortgages and $60.6 million in variable rate mortgage notes, $307.0 million borrowed under its Credit Facility and $100.0 million under its Term Loan. All financial instruments were entered into for other than trading purposes and the net market value of these financial instruments is referred to as the net financial position. Changes in interest rates have different impacts on the fixed and variable rate portions of the Company's debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial instrument position, but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows, but does not impact the net financial instrument position.

The Company has entered into interest rate swap and rate cap agreements designed to reduce the impact of interest rate changes on its variable rate debt. At December 31, 2002, the Company had interest rate swap agreements for notional principal amounts aggregating $175 million. The swap agreements effectively fix the LIBOR interest rate on $100 million of Credit Facility borrowings at 4.230% and on $75 million of Credit Facility borrowings at 4.215%, in each case until June 2004. The interest rate cap agreement effectively limits the interest rate on a mortgage with a notional value of $28 million at 8.7% until July 2004. The impact of the cap agreement is recorded as a component of interest expense.

The sensitivity analysis related to the fixed portion of the Company's debt portfolio assumes an instantaneous 1% move in interest rates from their actual levels at December 31, 2002 with all other variables held constant. As of December 31, 2002, a 1% increase in actual interest rates would result in a decrease in the fair value of long term debt of $27.6 million and a 1% decrease in actual interest rates would result in an increase in the fair value of long term debt of $30.5 million.

Based on the Company's variable rate debt as of December 31, 2002, a 1% increase in interest rates would result in an additional $2.9 million in interest expense per year and a 1% decrease would reduce interest expense by $2.9 million per year.

Item 15. Financial Statements and Schedules

         (a) 1. and 2. Financial Statements and Schedules

The financial statements and schedules listed below are filed as part of this current report on the pages indicated.

                         Index to Financial Statements and Schedules
                         -------------------------------------------
                                                                                                Page
                                                                                                ----
Report of Independent Auditors...................................................................F-1

Consolidated Balance Sheets as of December 31, 2002 and December 31, 2001........................F-2

Consolidated Statements of Operations for the Years Ended December 31, 2002,
  2001 and 2000..................................................................................F-3

Consolidated Statements of Beneficiaries' Equity and Comprehensive Income
  for the Years Ended December 31, 2002, 2001 and 2000...........................................F-4

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002,
  2001 and 2000..................................................................................F-5

Notes to Consolidated Financial Statements.......................................................F-6

Schedule II - Valuation and Qualifying Accounts..................................................F-26

Schedule III - Real Estate and Accumulated Depreciation..........................................F-27

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Trustees of Brandywine Realty Trust:

We have audited the consolidated balance sheets of Brandywine Realty Trust and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, beneficiaries' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brandywine Realty Trust and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Also, as discussed in Note 21 to the consolidated financial statements, on January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.



                                  /s/ KPMG LLP


Philadelphia, Pennsylvania
February 26, 2003, except as to Notes 9, 12, 13 and 21
  which are dated as of June 30, 2003

                                BRANDYWINE REALTY TRUST
                              CONSOLIDATED BALANCE SHEETS
                        (in thousands, except number of shares)

                                                                    December 31,
                                                               -----------------------
                                                                  2002        2001
                                                               ----------   ----------
ASSETS
Real estate investments:
     Operating properties                                      $1,890,009   $1,893,039
     Accumulated depreciation                                    (245,230)    (230,793)
                                                               ----------   ----------
                                                                1,644,779    1,662,246
     Construction-in-progress                                      58,127      111,378
     Land held for development                                     43,075       39,285
                                                               ----------   ----------
                                                                1,745,981    1,812,909


Cash and cash equivalents                                          26,801       13,459
Escrowed cash                                                      16,318       16,311
Accounts receivable, net                                            3,657        6,394
Accrued rent receivable, net                                       28,333       25,222
Marketable securities                                              11,872       10,735
Assets held for sale                                                7,666            -
Investment in real estate ventures, at equity                      14,842       19,067
Deferred costs, net                                                29,271       24,261
Other assets                                                       34,547       31,845
                                                               ----------   ----------

     Total assets                                              $1,919,288   $1,960,203
                                                               ==========   ==========

LIABILITIES AND BENEFICIARIES' EQUITY
Mortgage notes payable                                         $  597,729   $  614,840
Borrowings under Credit Facility                                  307,000      394,325
Unsecured term loan                                               100,000            -
Accounts payable and accrued expenses                              27,576       35,054
Distributions payable                                              21,186       21,525
Tenant security deposits and deferred rents                        22,276       22,290
Other liabilities                                                  22,006       20,179
Liabilities related to assets held for sale                            20            -
                                                               ----------   ----------
     Total liabilities                                          1,097,793    1,108,213

Minority interest                                                 135,052      143,834


Commitments and contingencies

Beneficiaries' equity:
     Preferred Shares (shares authorized-10,000,000):
        7.25% Series A Preferred Shares, $0.01 par value;
           issued and outstanding-750,000
           in 2002 and 2001                                             8            8
        8.75% Series B Preferred Shares, $0.01 par value;
           issued and outstanding-4,375,000
           in 2002 and 2001                                            44           44
     Common Shares of beneficial interest, $0.01 par value;
        shares authorized-100,000,000; issued and outstanding-
        35,226,315 in 2002 and 35,640,935 in 2001                     352          356
     Additional paid-in capital                                   841,659      848,213
     Share warrants                                                   401          401
     Cumulative earnings                                          225,010      163,502
     Accumulated other comprehensive loss                          (6,402)      (4,587)
     Cumulative distributions                                    (374,629)    (299,781)
                                                               ----------   ----------
           Total beneficiaries' equity                            686,443      708,156
                                                               ----------   ----------

     Total liabilities and beneficiaries' equity               $1,919,288   $1,960,203
                                                               ==========   ==========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             BRANDYWINE REALTY TRUST
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share information)

                                                                                           Year ended December 31,
                                                                                  ------------------------------------------
                                                                                    2002            2001              2000
                                                                                  --------        --------          --------
Revenue:
   Rents                                                                          $249,671        $229,788          $214,661
   Tenant reimbursements                                                            33,287          32,061            29,440
   Other                                                                             9,703          10,389             6,958
                                                                                  --------        --------          --------
     Total revenue                                                                 292,661         272,238           251,059

Operating Expenses:
   Property operating expenses                                                      75,520          71,221            58,291
   Real estate taxes                                                                25,370          22,597            21,283
   Interest                                                                         63,522          67,496            64,746
   Depreciation and amortization                                                    56,715          67,777            57,917
   Management fees                                                                       -               -            10,655
   Administrative expenses                                                          14,804          15,177             4,249
   Non-recurring charges                                                                 -           6,600                 -
                                                                                  --------        --------          --------
     Total operating expenses                                                      235,931         250,868           217,141
                                                                                  --------        --------          --------

Income from continuing operations before equity in income of management company, equity in income of real estate ventures, net gains on sales
   and minority interest                                                            56,730          21,370            33,918
Equity in income of management company                                                   -               -               164
Equity in income of real estate ventures                                               987           2,768             2,797
                                                                                  --------        --------          --------
Income from continuing operations before net gains on sales and
   minority interest                                                                57,717          24,138            36,879
Net gains on sales of interests in real estate                                           -           4,524            11,638
                                                                                  --------        --------          --------
Income before minority interest                                                     57,717          28,662            48,517
Minority interest attributable to continuing operations                             (9,298)         (7,842)           (8,843)
                                                                                  --------        --------          --------
Income from continuing operations                                                   48,419          20,820            39,674
Discontinued operations:
   Income from discontinued operations                                               6,857          13,682            13,239
   Net gain on disposition of discontinued operations                                8,562               -                 -
   Minority interest                                                                  (854)           (780)             (755)
                                                                                  --------        --------          --------
Income from discontinued operations                                                 14,565          12,902            12,484
                                                                                  --------        --------          --------
Net income                                                                          62,984          33,722            52,158

Income allocated to Preferred Shares                                               (11,906)        (11,906)          (11,906)
                                                                                  --------        --------          --------
Income allocated to Common Shares                                                 $ 51,078        $ 21,816          $ 40,252
                                                                                  ========        ========          ========

Basic earnings per Common Share:
     Continuing operations                                                        $   0.99        $   0.21          $   0.77
     Discontinued operations                                                          0.41            0.36              0.35
                                                                                  --------        --------          --------
                                                                                  $   1.40        $   0.57          $   1.12
                                                                                  ========        ========          ========

Diluted earnings per Common Share:
     Continuing operations                                                        $   0.98        $   0.21          $   0.77
     Discontinued operations                                                          0.41            0.36              0.35
                                                                                  --------        --------          --------
                                                                                  $   1.39        $   0.57          $   1.12
                                                                                  ========        ========          ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             BRANDYWINE REALTY TRUST
    CONSOLIDATED STATEMENTS OF BENEFICIARIES' EQUITY AND COMPREHENSIVE INCOME
              For the years ended December 31, 2002, 2001 and 2000
                     (in thousands, except number of shares)

                                                           Number of     Par Value of   Number of    Par Value of   Number of
                                                          Preferred A     Preferred A  Preferred B    Preferred B    Common
                                                            Shares          Shares       Shares         Shares       Shares
                                                          -----------    ------------  -----------   ------------   ---------
BALANCE, January 1, 2000                                    750,000        $       8    4,375,000      $    44     36,372,590
   Comprehensive income:
     Net income
     Other comprehensive income:
       Unrealized loss on available-for-sale securities

            Total other comprehensive income

   Total comprehensive income
   Vesting of Restricted Stock                                                                                        106,453
   Repurchase of Common Shares                                                                                       (957,729)
   Employee stock loans used to
       purchase Common Shares                                                                                         160,000
   Payment/forgiveness of employee
       stock loans
   Accretion of Preferred Share discount
   Preferred Share distributions
   Distributions ($1.62 per share)
                                                          ---------        ---------    ---------    ---------     ----------
BALANCE, December 31, 2000                                  750,000                8    4,375,000           44     35,681,314
   Comprehensive income:
     Net income
     Other comprehensive income:
       Cumulative effect of adopting SFAS 133
       Unrealized loss on derivative financial instruments
       Unrealized gain on available-for-sale securities

            Total other comprehensive income

   Total comprehensive income
   Vesting of Restricted Stock                                                                                        175,411
   Repurchase of Common Shares                                                                                       (373,713)
   Employee stock loans used to
       purchase Common Shares                                                                                          71,276
   Payment/forgiveness of employee
       stock loans
   Accretion of Preferred Share discount
   Exercise of warrants/options                                                                                        86,647
   Preferred Share distributions
   Distributions ($1.70 per share)
                                                          ---------        ---------    ----------   ------------   ---------
BALANCE, December 31, 2001                                  750,000                8    4,375,000           44     35,640,935
   Comprehensive income:
     Net income
     Other comprehensive income:
       Unrealized loss on derivative financial instruments
       Unrealized gain on available-for-sale securities

            Total other comprehensive income

   Total comprehensive income
   Vesting of Restricted Stock                                                                                         76,454
   Repurchase of Common Shares                                                                                       (491,074)
   Employee stock loans used to
       purchase Common Shares
   Payment/forgiveness of employee
       stock loans
   Accretion of Preferred Share discount
   Amortization of stock options
   Exercise of warrants/options
   Preferred Share distributions
   Distributions ($1.76 per share)
                                                          ---------        ---------    ---------      -------     ----------
BALANCE, December 31, 2002                                  750,000        $       8    4,375,000      $    44     35,226,315
                                                          =========        =========    =========      =======     ==========

[RESTUBBED]

                                                           Par Value of
                                                               Common      Additional Paid    Employee
                                                               Shares         in Capital    Stock Loans   Share Warrants
                                                           --------------  ---------------  -----------   --------------
BALANCE, January 1, 2000                                     $     364      $    863,962    $   (4,640)     $      908
   Comprehensive income:
     Net income
     Other comprehensive income:
       Unrealized loss on available-for-sale securities

            Total other comprehensive income

   Total comprehensive income
   Vesting of Restricted Stock                                                      2,897
   Repurchase of Common Shares                                      (9)           (15,268)
   Employee stock loans used to
       purchase Common Shares                                        2              2,498        (2,500)
   Payment/forgiveness of employee
       stock loans                                                                                  303
   Accretion of Preferred Share discount                                              286
   Preferred Share distributions
   Distributions ($1.62 per share)
                                                           -----------     --------------   -----------      ----------
BALANCE, December 31, 2000                                         357            854,375        (6,837)            908
   Comprehensive income:
     Net income
     Other comprehensive income:
       Cumulative effect of adopting SFAS 133
       Unrealized loss on derivative financial instruments
       Unrealized gain on available-for-sale securities

            Total other comprehensive income

   Total comprehensive income
   Vesting of Restricted Stock                                       2              3,983
   Repurchase of Common Shares                                      (4)            (7,290)
   Employee stock loans used to
       purchase Common Shares                                        1              1,385        (1,386)
   Payment/forgiveness of employee
       stock loans                                                                                2,524
   Accretion of Preferred Share discount                                            1,476
   Exercise of warrants/options                                                       (17)                         (507)
   Preferred Share distributions
   Distributions ($1.70 per share)
                                                           -----------     --------------   -----------      ----------
BALANCE, December 31, 2001                                         356            853,912        (5,699)            401
   Comprehensive income:
     Net income
     Other comprehensive income:
       Unrealized loss on derivative financial instruments
       Unrealized gain on available-for-sale securities

            Total other comprehensive income

   Total comprehensive income
   Vesting of Restricted Stock                                       1              1,895
   Repurchase of Common Shares                                      (5)           (11,048)
   Employee stock loans used to
       purchase Common Shares
   Payment/forgiveness of employee
       stock loans                                                                                1,658
   Accretion of Preferred Share discount                                            1,476
   Amortization of stock options                                                       43
   Exercise of warrants/options                                                      (578)
   Preferred Share distributions
   Distributions ($1.76 per share)
                                                             ---------       ------------    ----------      ----------
BALANCE, December 31, 2002                                   $     352       $    845,700    $   (4,041)     $      401
                                                             =========       ============    ==========      ==========

[RESTUBBED]

                                                                         Accumulated Other
                                                            Cumulative     Comprehensive    Cumulative
                                                             Earnings      Income (Loss)   Distributions     Total
                                                            ----------   ----------------- -------------   ----------
BALANCE, January 1, 2000                                    $   79,384       $       -      $  (155,778)   $   784,252
   Comprehensive income:
     Net income                                                 52,158                                         52,158
     Other comprehensive income:
       Unrealized loss on available-for-sale securities                        (1,731)
                                                                             --------
            Total other comprehensive income                                   (1,731)                         (1,731)
                                                                                                           ----------
   Total comprehensive income                                                                                  50,427
   Vesting of Restricted Stock                                                                                  2,897
   Repurchase of Common Shares                                                                                (15,277)
   Employee stock loans used to
       purchase Common Shares                                                                                       -
   Payment/forgiveness of employee
       stock loans                                                                                                303
   Accretion of Preferred Share discount                          (286)                                             -
   Preferred Share distributions                                                               (11,906)       (11,906)
   Distributions ($1.62 per share)                                                             (58,528)       (58,528)
                                                            ----------       --------      -----------     ----------
BALANCE, December 31, 2000                                     131,256         (1,731)        (226,212)       752,168
   Comprehensive income:
     Net income                                                 33,722                                         33,722
     Other comprehensive income:
       Cumulative effect of adopting SFAS 133                                  (1,300)
       Unrealized loss on derivative financial instruments                     (3,371)
       Unrealized gain on available-for-sale securities                         1,815
                                                                             --------
            Total other comprehensive income                                   (2,856)                         (2,856)
                                                                                                           ----------
   Total comprehensive income                                                                                  30,866
   Vesting of Restricted Stock                                                                                  3,985
   Repurchase of Common Shares                                                                                 (7,294)
   Employee stock loans used to
       purchase Common Shares                                                                                       -
   Payment/forgiveness of employee
       stock loans                                                                                              2,524
   Accretion of Preferred Share discount                        (1,476)                                             -
   Exercise of warrants/options                                                                                  (524)
   Preferred Share distributions                                                               (11,906)       (11,906)
   Distributions ($1.70 per share)                                                             (61,663)       (61,663)
                                                            ----------       --------      -----------     ----------
BALANCE, December 31, 2001                                     163,502         (4,587)        (299,781)       708,156
   Comprehensive income:
     Net income                                                 62,984                                         62,984
     Other comprehensive income:
       Unrealized loss on derivative financial instruments                     (2,548)
       Unrealized gain on available-for-sale securities                           733
                                                                             --------
            Total other comprehensive income                                   (1,815)                         (1,815)
                                                                                                           ----------
   Total comprehensive income                                                                                  61,169
   Vesting of Restricted Stock                                                                                  1,896
   Repurchase of Common Shares                                                                                (11,053)
   Employee stock loans used to
       purchase Common Shares                                                                                       -
   Payment/forgiveness of employee
       stock loans                                                                                              1,658
   Accretion of Preferred Share discount                        (1,476)                                             -
   Amortization of stock options                                                                                   43
   Exercise of warrants/options                                                                                  (578)
   Preferred Share distributions                                                               (11,906)       (11,906)
   Distributions ($1.76 per share)                                                             (62,942)       (62,942)
                                                            ----------      ---------      -----------     ----------
BALANCE, December 31, 2002                                  $  225,010      $  (6,402)     $  (374,629)    $  686,443
                                                            ==========      =========      ===========     ==========

              The accompanying notes are an intergral part of these
                       consolidated financial statements.

                             BRANDYWINE REALTY TRUST
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                             Year ended December 31,
                                                                                   -------------------------------------------
                                                                                     2002              2001            2000
                                                                                   ---------         ---------       ---------
Cash flows from operating activities:
    Net income                                                                     $  62,984         $  33,722       $  52,158
    Adjustments to reconcile net income to net cash from
      operating activities:
        Depreciation                                                                  52,944            73,031          64,041
        Amortization:
           Deferred financing costs                                                    1,795             3,790           3,478
           Deferred leasing costs                                                      5,820             5,158           2,971
           Deferred compensation costs                                                 3,182             3,710           2,685
        Straight-line rental income                                                   (5,930)           (6,206)         (6,396)
        Provision for doubtful accounts                                                  894             2,867             332
        Equity in income of management company                                             -                 -            (164)
        Equity in income of real estate ventures in excess of
           cash distributions received                                                     -                 -            (354)
        Net gain on sales of interests in real estate                                 (8,562)           (4,524)        (11,638)
        Non-recurring charge                                                               -             6,600               -
        Impairment loss on assets held-for-sale                                          665                 -               -
        Changes in assets and liabilities:
           Accounts receivable                                                         2,582              (212)          3,414
           Other assets                                                               11,029            17,464          (8,480)
           Accounts payable and accrued expenses                                      (6,040)            4,292           2,715
           Tenant security deposits and deferred rents                                  (521)            5,058          (1,639)
           Other liabilities                                                          (2,158)           (1,332)              -
                                                                                   ---------         ---------       ---------
        Net cash from operating activities                                           118,684           143,418         103,123

Cash flows from investing activities:
    Acquisition of properties                                                        (25,146)          (40,359)         (7,010)
    Sales of properties                                                               78,019            31,335         101,075
    Capital expenditures                                                             (38,787)         (107,405)       (113,137)
    Investment in real estate ventures                                                  (446)           (2,495)         (2,748)
    Increase in escrowed cash                                                          2,553            (1,016)         (3,974)
    Cash distributions from real estate ventures in excess of income                   1,969             5,492               -
    Leasing costs                                                                    (13,124)           (9,234)         (6,578)
                                                                                   ---------         ---------       ---------
        Net cash from investing activities                                             5,038          (123,682)        (32,372)

Cash flows from financing activites:
    Proceeds from notes payable, Credit Facility                                      15,000            91,000          71,000
    Repayment of notes payable, Credit Facility                                     (102,325)          (35,000)       (109,500)
    Proceeds from Term Loan                                                          100,000                 -               -
    Proceeds from mortgage notes payable                                              20,186           135,165         107,397
    Repayment of mortgage notes payable                                              (48,646)         (127,876)        (42,412)
    Debt financing costs                                                                (658)           (5,557)         (1,656)
    Repayments on employee stock loans                                                 1,658             1,024               -
    Repurchases of Common Shares and minority interest units                         (20,165)           (6,494)        (15,277)
    Distributions paid to shareholders                                               (75,022)          (72,534)        (69,010)
    Distributions to minority interest holders in excess of income allocated            (408)           (2,045)           (945)
                                                                                   ---------         ---------       ---------
        Net cash from financing activities                                          (110,380)          (22,317)        (60,403)
                                                                                   ---------         ---------       ---------

(Decrease) increase in cash and cash equivalents                                      13,342            (2,581)         10,348
Cash and cash equivalents at beginning of year                                        13,459            16,040           5,692
                                                                                   ---------         ---------       ---------
Cash and cash equivalents at end of year                                           $  26,801         $  13,459       $  16,040
                                                                                   =========         =========       =========

             The accompanying notes are an intergral part of these
                       consolidated financial statements.

                             BRANDYWINE REALTY TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2002, 2001 AND 2000



1. ORGANIZATION AND NATURE OF OPERATIONS
   -------------------------------------

Brandywine Realty Trust, a Maryland Real Estate Investment Trust (collectively with its subsidiaries, the "Company"), is a self-administered and self-managed real estate investment trust (a "REIT") active in acquiring, developing, redeveloping, leasing and managing office and industrial properties. As of December 31, 2002, the Company's portfolio included 210 office properties, 27 industrial facilities and one mixed-use property (collectively, the "Properties") that contained an aggregate of 16.1 million net rentable square feet. The Properties are located in the office and industrial markets in and surrounding Philadelphia, Pennsylvania, New Jersey and Richmond, Virginia. As of December 31, 2002, the Company also held economic interests in ten unconsolidated real estate ventures (the "Real Estate Ventures") formed with third parties to develop commercial properties.

The Company's interest in its assets is held through Brandywine Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and, as of December 31, 2002, was entitled to approximately 94.9% of the Operating Partnership's distributions after distributions to holders of Series B Preferred Units (as defined in Note 3 below). The Operating Partnership owns a 95% interest in a taxable REIT subsidiary, Brandywine Realty Services Corporation, a Pennsylvania corporation (the "Management Company"), that, as of December 31, 2002, was performing management and leasing services for properties containing an aggregate of approximately 19.0 million net rentable square feet, of which
15.9 million net rentable square feet related to properties owned by the Company and approximately 3.1 million net rentable square feet related to properties owned by unaffiliated third parties. The remaining 5% of the Management Company is owned by a partnership comprised of two executives of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

Principles of Consolidation
---------------------------
The consolidated financial statements include the accounts of the Company and the Operating Partnership. The portion of the Operating Partnership not owned by the Company is presented as minority interest. All intercompany accounts and transactions have been eliminated in consolidation. Certain amounts reported in prior years have been reclassified for comparative purposes.

Management Company
------------------
The Management Company, a taxable REIT subsidiary, provides management, leasing, construction, development, redevelopment and other real estate related services for the Company's properties and for third parties. Prior to December 31, 2000, the Company owned 100% of the Management Company's non-voting preferred stock and 5% of its voting common stock and accounted for its investment using the equity method. Effective January 1, 2001, the Company converted its non-voting interest in the Management Company to a voting interest. As a result, the Company owns 95% of the Management Company's equity, has voting control and, therefore, has consolidated the Management Company since January 1, 2001.

Use of Estimates
----------------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Operating Properties
--------------------
Operating properties are carried at the lower of historical cost less accumulated depreciation and impairment losses. The cost of operating properties includes the purchase price or development costs of the properties. Costs incurred for the acquisition, renovation and betterment of the operating properties are capitalized to the Company's investment in that property. Maintenance and repairs are charged to expense as incurred.

Depreciation and Amortization
-----------------------------
The costs of buildings and improvements are depreciated using the straight-line method based on the following useful lives: buildings and improvements (5 to 40 years) and tenant improvements over the shorter of the lease term or the life of the asset.

Effective January 1, 2002, the Company changed the estimated useful lives of various buildings from 25 to 40 years. This change resulted in an increase of net income of $19.0 million or $.53 per share for the year ended December 31, 2002. Management determined the longer period to be a better estimate of the useful lives of the buildings.

Construction in Progress
------------------------
Project costs clearly associated with the development and construction of a real estate project are capitalized as construction in progress. In addition, interest, real estate taxes and general and administrative expenses that are directly associated with and incremental to the Company's development activities are capitalized during the period in which activities necessary to get the property ready for its intended use are in progress. Once the development and construction of the building shell of a real estate project is completed, the costs capitalized to construction in progress are transferred to land and buildings. Direct construction costs totaling $2.2 million in 2002, $2.7 million in 2001 and $1.8 million in 2000 and interest totaling $2.9 million in 2002, $5.2 million in 2001 and $8.2 million in 2000 were capitalized related to development of certain Properties and land holdings.

Impairment of Long-Lived Assets
-------------------------------
Statement of Financial Accounting Standards No. 144 ("SFAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets as held-for-sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS 144 on January 1, 2002.

In accordance with SFAS 144, long-lived assets, such as real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The other assets and liabilities related to assets classified as held-for-sale are presented separately in the consolidated balance sheet.

Prior to adoption of SFAS 144, the Company accounted for the impairment of long-lived assets in accordance with SFAS 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

The Company recorded impairment losses of $665,000 for the year ended December 31, 2002 relating to assets held-for-sale. The Company recorded no impairment losses for the years ended December 31, 2001 and 2000.

Cash and Cash Equivalents
-------------------------
Cash equivalents are highly-liquid investments with original maturities of three months or less. The Company maintains cash equivalents in financial institutions in excess of insured limits.

Restricted Cash
---------------
Restricted cash consists of cash held as collateral to provide credit enhancement for the Company's mortgage debt, cash for property taxes, capital expenditures and tenant improvements.

Accounts Receivable
-------------------
Leases with tenants are accounted for as operating leases. Minimum annual rentals under tenant leases are recognized on a straight-line basis over the term of the related lease. Accrued rent receivable represents the amount that straight-line rental income exceeds rents currently due under the lease agreements. Included in current tenant receivables are tenant reimbursements which are comprised of amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses that are recognized as revenue in the period in which the related expenses are incurred. As of December 31, 2002 and 2001, no tenant represents more than 10% of accounts receivable.

Tenant receivables and accrued rent receivables are carried net of the allowances for doubtful accounts of $2.3 million and $2.3 million in 2002 and $2.5 million and $2.0 million in 2001. Management's determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual receivables and current economic conditions.

Deferred Costs
--------------
Costs incurred in connection with property leasing are capitalized as deferred leasing costs. Deferred leasing costs consist primarily of leasing commissions that are amortized on the straight-line method over the life of the respective lease which generally ranges from one to 15 years. Management re-evaluates the remaining useful lives of leasing costs as economic and market conditions change. Internal direct leasing costs deferred totaled $3.6 million in 2002, $3.1 million in 2001 and $2.5 million in 2000.

Costs incurred in connection with debt financing are capitalized as deferred financing costs. Deferred financing costs consist primarily of loan fees which are amortized over the related loan term. Total accumulated amortization related to these costs was $14.9 million in 2002 and $11.8 million in 2001.

Other Assets
------------
As of December 31, 2002, other assets included a direct financing lease of $16.0 million, prepaid real estate taxes of $5.6 million, promissory notes of $4.0 million, furniture, fixtures and equipment of $2.1 million and $6.8 million of other assets. As of December 31, 2001, other assets included a direct financing lease of $16.0 million, prepaid real estate taxes of $5.5 million, deposits on properties to be purchased in 2002 totaling $4.0 million, furniture, fixtures and equipment of $2.7 million and $3.6 million of other assets.

Marketable Securities
---------------------
The Company accounts for its investments in equity securities according to the provisions of SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, which requires securities classified as "available-for-sale" to be stated at fair value. Adjustments to fair value of available-for-sale securities are recorded as a component of other comprehensive income (loss). A decline in the market value of equity securities below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established.

Intangible Assets
-----------------
The Company allocates the purchase price of properties to net tangible and identified intangible assets (included in Other Assets) acquired based on fair values. Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) the Company's estimate of the fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancellable term of the lease. Capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancellable terms of the respective leases. Capitalized below-market lease values are amortized as an increase of rental income over the remaining non-cancellable terms of the respective leases, including any fixed-rate renewal periods.

The aggregate value of other intangibles acquired is measured based on the difference between (i) the property valued with in-place leases adjusted to market rental rates and (ii) the property valued as if it was vacant. The Company allocates a portion of the purchase price to lease origination costs. The Company estimates the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, includes leasing commissions, legal and other related expenses. This intangible asset is amortized to expense over the remaining term of the respective leases. Company estimates of value are made using methods similar to those used by independent appraisers. Factors considered by the Company in this analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from three to twelve months.

The total amount of these other intangible assets is further allocated to tenant relationships and in-place leases based on the Company's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with the respective tenant. Characteristics considered by the Company in allocating value to its tenant relationships include the nature and extent of the Company's business relationship with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors. The value of tenant relationship intangibles is amortized over the remaining initial lease term and renewals, but in no event longer than the remaining depreciable life of the building. The value of in-place leases is amortized over the remaining non-cancellable term of the respective leases and any fixed-rate renewal periods.

In the event that a tenant terminates its lease, the unamortized portion of each intangible, including market rate adjustments, lease origination costs, in-place lease values and tenant relationship values, would be charged to expense.

Fair Value of Financial Instruments
-----------------------------------
Carrying amounts reported in the balance sheet for cash, accounts receivable, other assets, accounts payable and accrued expenses, and borrowings under the Credit Facility approximate fair value due to the nature of these instruments. Accordingly, these items have been excluded from the fair value disclosures.

Revenue Recognition
-------------------
Rental revenue is recognized on a straight-line basis over the lease term regardless of when payments are due. Deferred rental revenue represents rental revenue received from tenants prior to their due dates. The straight-line rent adjustment increased revenue by approximately $5.9 million in 2002, $6.2 million in 2001 and $6.4 million in 2000. Certain lease agreements contain provisions that require tenants to reimburse a pro rata share of real estate taxes and certain common area maintenance costs.

No tenant represented greater than 10% of the Company's rental revenue in 2002, 2001 or 2000.

Income Taxes
------------
The Company elects to be taxed as a real estate investment trust under Sections 856-860 of the Internal Revenue Code. In management's opinion, the requirements to maintain this election are being met. Accordingly, no provision for Federal income taxes has been reflected in the financial statements.

Earnings and profits, which determine the taxability of distributions to shareholders, differ from net income reported for financial reporting purposes due to differences in cost basis, the estimated useful lives used to compute depreciation, and the allocation of net income and loss for financial versus tax reporting purposes. The tax basis in the Company's assets was $1.3 billion as of December 31, 2002.

The Company is subject to a 4% Federal excise tax, if sufficient taxable income is not distributed within prescribed time limits. The excise tax equals 4% of the annual amount, if any, by which the sum of (a) 85% of the Company's ordinary income and (b) 95% of the Company's net capital gain exceeds cash distributions and certain taxes paid by the Company. No excise tax was incurred in 2002, 2001, or 2000.

The Management Company is subject to Federal and state income taxes. The operating results of the Management Company include a provision for income taxes of $115,000 in 2000. There was no provision required for income taxes in 2002 and 2001.

Earnings Per Share
------------------
Basic earnings per share is calculated by dividing income applicable to Common Shares by the weighted-average number of shares outstanding during the period. Diluted earnings per share includes the effect of common share equivalents outstanding during the period.

Stock-Based Compensation Plans
------------------------------
In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily adopts the fair value recognition method of recording stock option expense. SFAS 148 also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock options on reported net income and earnings per share in annual and interim financial statements.

At December 31, 2002, the Company had one stock option and incentive plan, which is described more fully in Note 11. Effective January 1, 2002, the Company voluntarily adopted the fair value recognition provisions of SFAS 123 prospectively for all employee stock option awards granted or modified after January 1, 2002. Under the fair value recognition provisions of SFAS 123, total compensation expense related to stock options is determined using the fair value of the stock options on the date of grant. Total compensation expense is then recognized on a straight-line basis over the option vesting period.

Prior to 2002, the Company accounted for stock options issued under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations. As a result, no stock option expense is reflected in 2001 or 2000 net income, as all stock options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands, except per share amounts):

                                                                                        Year ended December 31,
                                                                                   --------------------------------
                                                                                    2002         2001        2000
                                                                                   -------      -------     -------
Net income available to Common Shares, as reported                                 $51,078      $21,816     $40,252

Add:  Stock based compensation expense included in reported net income               2,553        2,828       1,931
Deduct:  Total stock based compensation expense determined under
     fair value recognition method for all awards                                   (3,231)      (3,506)     (2,609)
                                                                                   -------      -------     -------
Pro forma net income available to Common Shares                                    $50,400      $21,138     $39,574
                                                                                   =======      =======     =======

Earnings per Common Share
     Basic - as reported                                                           $  1.40      $  0.57     $  1.12
                                                                                   =======      =======     =======
     Basic - pro forma                                                             $  1.38      $  0.55     $  1.10
                                                                                   =======      =======     =======
     Diluted - as reported                                                         $  1.39      $  0.57     $  1.12
                                                                                   =======      =======     =======
     Diluted - pro forma                                                           $  1.37      $  0.55     $  1.10
                                                                                   =======      =======     =======

Comprehensive Income
--------------------
Comprehensive income or loss is recorded in accordance with the provisions of SFAS 130, Reporting Comprehensive Income. SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income includes unrealized gains and losses on available-for-sale securities and the effective portions of changes in the fair value of derivatives.

Accounting for Derivative Instruments and Hedging Activities
------------------------------------------------------------
Effective January 1, 2001, the Company adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and its corresponding amendments under SFAS 138. SFAS 133 requires the Company to measure every derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record them in the balance sheet as either an asset or liability. For derivatives designated as fair value hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. These amounts are subsequently reclassified to interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings. The ineffective portions of cash flow hedges are recognized in earnings in the current period. For the years ended December 31, 2002 and 2001, the Company was not party to any derivative contract designated as a fair value hedge.

Upon adoption of this new standard as of January 1, 2001, the Company recorded a charge of $1.3 million to comprehensive loss for the cumulative effect of an accounting change to recognize at fair value all derivatives that are designated as cash flow hedging instruments. Over time, the unrealized gains/losses and the transition adjustment held in accumulated other comprehensive income will be reclassified into earnings as the underlying hedged items affect earnings, such as when the forecasted interest payments occur. It is expected that $5.0 million of net losses will be reclassified into earnings over the next twelve months.

The Company formally assesses, both at inception of the hedge and on an on-going basis, whether each derivative is highly-effective in offsetting changes in fair values of cash flows of the hedged item. If it is determined that a derivative is not highly-effective as a hedge or if a derivative ceases to be a highly-effective hedge, the Company will discontinue hedge accounting prospectively.

The Company manages its ratio of fixed-to-floating rate debt with the objective of achieving a mix that management believes is appropriate. To manage this mix in a cost-effective manner, the Company, from time-to-time, enters into interest rate swap agreements, in which it agrees to exchange various combinations of amounts based on fixed and/or variable interest rates applied to notional amounts. As of December 31, 2002, the maximum length of time which the Company is hedging its exposure to the variability in future cash flows for forecasted transactions is through June 2004. There was no gain or loss reclassified from accumulated other comprehensive loss into earnings during 2002 as a result of the discontinuance of a cash flow hedge due to the probability of the original forecasted transaction not occurring.

New Pronouncements
------------------
In June 2002, FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Management expects that the adoption of this statement will not have a material effect on the Company's results of operations or financial condition.

In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 significantly changes the current practice in the accounting for, and disclosure of, guarantees. Guarantees and indemnification agreements meeting the characteristics described in FIN 45 are required to be initially recorded as a liability at fair value. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees even if the likelihood of the guarantor having to make payment under the guarantee is remote. The disclosure requirements within FIN 45 are effective for financial statements for annual or interim periods ending after December 15, 2002. The initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company adopted the disclosure provisions of FIN 45 as of December 31, 2002. Management does not expect the adoption of the initial recognition and measurement provisions will have a material effect on the Company's results of operations or financial condition.

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements and provides guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. The provisions of this interpretation are immediately effective for VIEs formed after January 31, 2003. For VIEs formed prior to January 31, 2003, the provisions of this interpretation apply to the first fiscal year or interim period beginning after June 15, 2003. Management does not expect that the adoption of this standard will have a material effect on the Company's results of operations or beneficiaries' equity and comprehensive income.

3. MINORITY INTEREST
   -----------------

Minority interest is comprised of Class A Units of limited partnership interest ("Class A Units") and Series B Preferred Units of limited partnership interest ("Series B Preferred Units"). The Operating Partnership issued these interests to persons that contributed assets to the Operating Partnership. The Operating Partnership is obligated to redeem, at the request of a holder, each Class A Unit for cash or one Common Share, at the option of the Company. Each Series B Preferred Unit has a stated value of $50.00 and is convertible, at the option of the holder, into Class A Units at a conversion price of $28.00. The conversion price declines to $26.50, if the average trading price of the Common Shares during the 60-day period ending December 31, 2003 is $23.00 or less. The Series B Preferred Units bear a preferred distribution of 7.25% per annum, subject to an increase in the event quarterly distributions paid to holders of Common Shares exceed $0.51 per share. Income allocated to minority interest includes the amount of the Series B Preferred Unit distribution and the prorata share of net income of the Operating Partnership allocated to the Class A Units. The Company declared distributions of $7.1 million in 2002, 2001 and 2000 to the holders of Series B Preferred Units and $3.3 million in 2002, $3.7 million in 2001 and $3.5 million in 2000 to holders of Class A Units. As of December 31, 2002 and 2001, respectively, there were 1,787,436 and 2,151,658 Class A Units and 1,950,000 Series B Preferred Units held by third party investors.

4. REAL ESTATE INVESTMENTS
   -----------------------

As of December 31, 2002 and 2001, the carrying value of the Company's Properties is as follows:


                                              December 31,   December 31,
                                                  2002           2001
                                               ----------     ----------
                                                (amounts in thousands)
Land                                           $  353,111     $  353,678
Building and improvements                       1,442,819      1,460,165
Tenant improvements                                94,079         79,196
                                               ----------     ----------
                                               $1,890,009     $1,893,039
                                               ==========     ==========

5. ACQUISITIONS AND DISPOSITIONS OF REAL ESTATE INVESTMENTS
   --------------------------------------------------------

The Company's acquisitions were accounted for by the purchase method. The results of each acquired property are included in the Company's results of operations from their respective purchase dates.

2002
----
During 2002, the Company sold 23 office properties containing an aggregate of
1.4 million net rentable square feet, 20 industrial properties containing an aggregate of .9 million net rentable square feet and two parcels of land containing an aggregate of 12.8 acres for an aggregate of $190.8 million, realizing a net gain of $8.6 million before minority interest. The Company also purchased seven office properties containing 617,000 net rentable square feet and one parcel of land containing 9.0 acres for an aggregate of $99.1 million.

2001
----
During 2001, the Company sold three office and eight industrial properties, containing 440,000 net rentable square feet, and four parcels of land, containing 15.8 acres, for $31.3 million, realizing a net gain of $4.5 million. Seven of the properties were sold for $21.6 million realizing an aggregate gain of $4.3 million, four of the properties were sold for $7.1 million, realizing an aggregate loss of $.7 million and four land parcels were sold for $2.6 million realizing an aggregate gain of $.9 million. The Company also acquired two office properties, containing 146,000 net rentable square feet, and three parcels of land, containing 30.0 acres, for $31.5 million, of which $4.2 million was satisfied with an exchange of property.

In addition to the sales and acquisitions above, the Company consummated an exchange of properties with Prentiss Properties Acquisition Partners, L.P. ("Prentiss") during 2001. The Company acquired from Prentiss 30 properties (29 office and 1 industrial) containing 1.6 million net rentable square feet and 6.9 acres of developable land for total consideration of $215.2 million. The Company conveyed to Prentiss four office properties located in Northern Virginia that contain an aggregate of 657,000 net rentable square feet, assumed $79.7 million of mortgage debt secured by certain of the Prentiss properties, issued a $7.8 million promissory note, paid $15.9 million at closing and agreed to make additional payments totaling $7.0 million (including $5.4 million of payments discounted at 7.5%) over a three-year period subsequent to closing. The Company also contributed to Prentiss its interest in a real estate venture that owns two additional office properties that contain an aggregate of 452,000 net rentable square feet and received a combination of preferred and common units of limited partnership interest in Prentiss having a value of $10.7 million, as of the closing. In addition as part of the Prentiss transaction in June 2001, the Company purchased a 103,000 square foot building then under construction for $4.2 million and six acres of related developable land for $5.7 million.

Proforma
--------
The following unaudited pro forma financial information for the year ended December 31, 2001 and 2000 gives effect to the exchange of properties with Prentiss as if the transaction occurred on January 1, 2000. The proforma financial information presented below is not necessarily indicative of the results which actually would have occurred if the transaction had been consummated on January 1, 2000, nor does the pro forma information purport to represent the results of operations for future periods.

                                                                       Year Ended December 31,
                                                                        2001             2000
                                                                      --------         --------
                                                                     (unaudited and in thousands,
                                                                        except per share data)
Pro forma total revenue                                               $314,630         $302,305
Pro forma net income allocated to Common Shares                         22,082           41,314
Pro forma net income per Common Share (diluted)                       $   0.62         $   1.15

2000
----
During 2000, the Company sold seven office properties, containing 630,000 net rentable square feet, and two parcels of land, containing 5.0 acres, for $101.1 million, realizing a net gain of $11.6 million. Four of the properties were sold for $72.1 million realizing an aggregate gain of $15.8 million, three of the properties were sold for $27.8 million realizing an aggregate loss of $5.1 million, and two land parcels were sold for $1.2 million realizing an aggregate gain of $.9 million. In addition, the Company purchased 36.0 acres of land for $7.0 million.

The results of operations on a pro forma basis on the above acquisitions and dispositions for 2000 are not material.

6. MANAGEMENT COMPANY
   ------------------

Management fees paid by the Properties to the Management Company amounted to $11.9 million in 2000. The Management Company also receives reimbursement of certain costs attributable to the operations of the Properties. These costs, included in property operating expenses, amounted to $9.2 million in 2000. Summarized unaudited financial information for the Management Company as of and for the year ended December 31, 2000 is as follows:

                                                          2000
                                               ----------------------------
                                               (unaudited and in thousands)

               Total assets                               $ 3,248
               Total revenue                               26,190
               Net income                                     173
               Company's share of net income                  164



7. INVESTMENT IN UNCONSOLIDATED REAL ESTATE VENTURES
   -------------------------------------------------

As of December 31, 2002, the Company had invested approximately $14.8 million in ten Real Estate Ventures (net of returns of investment received by the Company). The Company, through subsidiaries, formed these ventures with unaffiliated third parties to develop office properties or to acquire land in anticipation of possible development of office properties. Eight of the Real Estate Ventures own eight office buildings that contain an aggregate of a .8 million net rentable square feet; one Real Estate Venture developed a hotel property that contains 137 rooms; and one Real Estate Venture holds 3.0 acres of land for future development.

During 2002, the Company purchased the remaining partnership interests held by third parties in three Real Estate Ventures which owned two office properties containing 222,000 net rentable square feet and one parcel of land containing
1.0 acres for $2.3 million. The results of operations of these Real Estate Ventures are consolidated from the date the Company acquired the remaining partnership interests.

The Company accounts for its non-controlling interests in Real Estate Ventures using the equity method. Non-controlling ownership interests generally range from 6% to 65%, subject to specified priority allocations in certain Real Estate Ventures. These investments, initially recorded at cost, are subsequently adjusted for the Company's net equity in the ventures' income or loss and cash contributions and distributions.

The following is a summary of the financial position of the unconsolidated Real Estate Ventures in which the Company had investment interests as of December 31, 2002 and 2001 (in thousands):

                                                   December 31,     December 31,
                                                       2002             2001
                                                   ------------     ------------
Net property                                         $193,552         $180,497
Other assets                                           20,163           17,038
Liabilities                                             3,186            1,593
Third-party debt                                      149,129          145,463
Equity                                                 61,400           50,479
Company's share of equity                              14,842           19,067


                                               For the year ended December 31,
                                             -----------------------------------
                                               2002          2001         2000
                                             --------      --------      -------
Revenues                                     $ 27,219      $ 24,117      $30,538
Operating expenses                             10,406         8,237        8,826
Depreciation and amortization                   5,531         3,211        6,250
Interest expense, net                           9,212         7,495       10,914
Net income                                      2,070         5,174        4,368
Company's share of income                         987         2,768        2,797

The following is a summary of the financial position as of December 31, 2002 and the results of operations for the year ended December 31, 2002 for each of the unconsolidated Real Estate Ventures in which the Company had interests as of December 31, 2002 (in thousands):

                                             1000           Christiana         Christiana           Christiana
                                         Chesterbrook         Center             Center               Center          Two Tower
                                          Boulevard         Operating           Operating            Operating          Bridge
                                         Partnership      Company I, LLC     Company II, LLC     Company III, LLC     Associates
                                         ------------     --------------     ---------------     ----------------     ----------
                                                                (a)                (a)                 (a)
Assets

    Net property                           $ 31,588          $      -            $     -             $     -           $  9,805
    Other assets                              3,417                 -                  -                   -                743
                                           --------          --------            -------             -------           --------

      Total assets                         $ 35,005          $      -            $     -             $     -           $ 10,548
                                           ========          ========            =======             =======           ========

Liabilities and Equity
     Other liabilities                        $ 269          $      -            $     -             $     -            $    51
     Debt                                    28,178                 -                  -                   -              7,855
                                           --------          --------            -------             -------           --------
      Total liabilities                      28,447                 -                  -                   -              7,906

    Equity                                    6,558                 -                  -                   -              2,642
                                           --------          --------            -------             -------           --------

      Total liabilities and equity         $ 35,005          $      -            $     -             $     -           $ 10,548
                                           ========          ========            =======             =======           ========


Revenue
    Rents                                  $  5,086          $  1,089            $   511             $     -           $  1,857
    Tenant reimbursements and other             470                48                 24                   -                469
                                           --------          --------            -------             -------           --------
      Total revenue                           5,556             1,137                535                   -              2,326

Operating Expenses
    Property operating expenses               1,128               290                111                   -                796
    Real estate taxes                           383                27                 31                   -                160
    Interest                                  1,949               459                257                   -                550
    Depreciation and amortization               897               222                107                   -                368
    Administrative expenses                       7                 -                  -                   -                  -
                                           --------          --------            -------             -------           --------
      Total operating expenses                4,364               998                506                   -              1,874
                                           --------          --------            -------             -------           --------

Net Income                                 $  1,192          $    139            $    29             $     -           $    452
                                           ========          ========            =======             =======           ========

[RESTUBBED]

                                          Four Tower      Five Tower       Six Tower         Eight Tower        Tower
                                            Bridge          Bridge           Bridge            Bridge         Bridge Inn
                                          Associates      Associates       Associates        Associates       Associates
                                          ----------      ----------       ----------        ----------       ----------

Assets

    Net property                           $ 11,000        $ 41,373         $ 13,029         $ 56,732         $ 14,303
    Other assets                              3,453           4,314            3,991              832            2,105
                                           --------        --------         --------         --------         --------

      Total assets                         $ 14,453        $ 45,687         $ 17,020         $ 57,564         $ 16,408
                                           ========        ========         ========         ========         ========

Liabilities and Equity
     Other liabilities                     $    305        $    441         $    440         $  1,244         $    197
     Debt                                    11,000          27,600           15,951           35,782           11,700
                                           --------        --------         --------         --------         --------
      Total liabilities                      11,305          28,041           16,391           37,026           11,897

    Equity                                    3,148          17,646              629           20,538            4,511
                                           --------        --------         --------         --------         --------

      Total liabilities and equity         $ 14,453        $ 45,687         $ 17,020         $ 57,564         $ 16,408
                                           ========        ========         ========         ========         ========


Revenue
    Rents                                  $  2,372        $  5,238         $  3,027         $    277         $  3,876
    Tenant reimbursements and other             418             239              521                -              203
                                           --------        --------         --------         --------         --------
      Total revenue                           2,790           5,477            3,548              277            4,079

Operating Expenses
    Property operating expenses                 620           1,008              635              487            2,279
    Real estate taxes                           144             349              313              182              193
    Interest                                    728           1,839            1,252              801              994
    Depreciation and amortization               732             222              835              882              711
    Administrative expenses                     163             174              239               14                -
                                           --------        --------         --------         --------         --------
      Total operating expenses                2,387           3,592            3,274            2,366            4,177
                                           --------        --------         --------         --------         --------

Net Income                                 $    403        $  1,885         $    274         $ (2,089)        $    (98)
                                           ========        ========         ========         ========         ========

[RESTUBBED]

                                             TBFA            PJP           PJP
                                           Partners,      Building       Building
                                              LP           Two, LC       Five, LC       Total
                                           ---------      --------       --------     ----------

Assets

    Net property                           $ 3,334        $ 5,513        $ 6,875      $ 193,552
    Other assets                                 -            560            748         20,163
                                           -------        -------        -------      ---------

      Total assets                         $ 3,334        $ 6,073        $ 7,623      $ 213,715
                                           =======        =======        =======      =========

Liabilities and Equity
     Other liabilities                     $     -        $    93        $   146      $   3,186
     Debt                                        -          5,172          5,891        149,129
                                           -------        -------        -------      ---------
      Total liabilities                          -          5,265          6,037        152,315

    Equity                                   3,334            808          1,586         61,400
                                           -------        -------        -------      ---------

      Total liabilities and equity           $ 3,334        $ 6,073        $ 7,623      $ 213,715
                                           =======        =======        =======      =========


Revenue
    Rents                                  $     -        $   414        $   750      $  24,497
    Tenant reimbursements and other              -            116            214          2,722
                                           -------        -------        -------      ---------
      Total revenue                              -            530            964         27,219

Operating Expenses
    Property operating expenses                  -            274            308          7,936
    Real estate taxes                            -             41             50          1,873
    Interest                                     -            184            199          9,212
    Depreciation and amortization                -            338            217          5,531
    Administrative expenses                      -              -              -            597
                                           -------        -------        -------      ---------
      Total operating expenses                   -            837            774         25,149
                                           -------        -------        -------      ---------

Net Income                                 $     -         $ (307)       $   190      $   2,070
                                           =======         ======        =======      =========

(a) In July 2002, the Company purchased the remaining interests in these Real Estate Ventures for an aggregate of $2.3 million.

 As of December 31, 2002, the aggregate maturities of non-recourse debt payable to third-parties is as follows (in thousands):

             2003                 $ 6,113
             2004                   1,485
             2005                  37,406
             2006                   8,452
             2007 and thereafter   95,673
                                 --------
                                 $149,129
                                 ========

As of December 31, 2002, the Company had guaranteed repayment of approximately $2.0 million of loans on behalf of the Real Estate Ventures. See Item 2. Properties - Real Estate Ventures. The Company also guaranteed a $16.2 million loan on behalf of a former Real Estate Venture. Payment under the guaranty, which expires in January 2004, would be required only in the event of a default on the loan and if and to the extent the collateral for the loan were insufficient to provide for payment in full of the loan. The Company also provides customary environmental indemnities in connection with construction and permanent financing both for its own account and on behalf of its Real Estate Ventures.

The Company has assessed the investments in Real Estate Ventures using the guidelines established in FIN 46 to determine whether using the equity method of accounting is still appropriate. These Real Estate Ventures have sufficient total investment equity at risk to permit these entities to finance their activities without additional subordinated financial support from other parties, including the Company. Further, the equity investment at risk is not greater than the expected losses of the entity, if any, as of December 31, 2002.

In addition, these entities are not considered variable interest entities because, in each case, the equity investors as a group, have (i) the ability to make decisions through voting rights or the terms of the partnership or operating agreements; (ii) the obligation to absorb the expected losses of the entity, if any; and (iii) the right to receive the expected residual returns of the entity, if they occur.

8. INDEBTEDNESS
   ------------

The Company utilizes credit facility borrowings for general business purposes, including the acquisition of properties and the repayment of debt. The Company maintains a $500 million unsecured credit facility (the "Credit Facility") that matures in June 2004. Borrowings under the Credit Facility bear interest at LIBOR (LIBOR was 1.38% at December 31, 2002) plus 1.5%, with the spread over LIBOR subject to reductions from .10% to .25% or increases of .25% based on the Company's leverage. As of December 31, 2002, the Company had $307 million of borrowings and $13.6 million of letters-of-credit outstanding under the Credit Facility, leaving $179.4 million of unused availability. The weighted-average interest rate on the Company's unsecured credit facilities was 5.41% in 2002, 6.48% in 2001, and 7.84% in 2000.

During 2002, the Company obtained a $100 million term loan. The Company used proceeds of the term loan to repay indebtedness, including indebtedness under its Credit Facility. The term loan is unsecured and matures on July 15, 2005, subject to two extensions of one year each upon payment by the Company of an extension fee and the absence of any defaults at the time of each extension. There are no scheduled principal payments prior to maturity. The term loan bears interest at a spread over the one, two, three or six month LIBOR that varies between 1.05% and 1.90% (1.65% as of December 31, 2002), based on the Company's leverage ratio.

As of December 31, 2002, the Company had $597.7 million of mortgage notes payable secured by 111 of the Properties and certain land holdings. Fixed rate mortgages, totaling $537.1 million, require payments of principal and/or interest (or imputed interest) at rates ranging from 6.80% to 9.25% and mature at various dates from July 2003 through July 2027. Variable rate mortgages, totaling $60.6 million, require payments of principal and/or interest at rates ranging from LIBOR plus .76% to 1.75% or 75% of prime (the prime rate was 4.25% at December 31, 2002) and mature at various dates from March 2003 through July 2027. The weighted-average interest rate on the Company's mortgages was 7.27% in 2002, 7.39% in 2001, and 7.92% in 2000.

The Company has entered into interest rate swap and rate cap agreements designed to reduce the impact of interest rate changes on certain variable rate debt. At December 31, 2002, the Company had interest rate swap agreements for notional principal amounts aggregating $175 million. The swap agreements effectively fix the LIBOR portion of the Company's interest rate on $100 million of Credit Facility borrowings at 4.230% and $75 million of Credit Facility borrowings at 4.215%, in each case until June 2004. The interest rate cap agreement effectively limits the interest rate on a mortgage of $28 million to 8.7% until July 2004. As of December 31, 2002, the fair value of the interest rate swap agreements was $7.2 million, which represents the estimated amount that the Company would pay if the contracts were terminated.

Aggregate principal payments on mortgage notes payable at December 31, 2002 are due as follows (in thousands):


                               2003                  $113,611
                               2004                    67,286
                               2005                     7,490
                               2006                    17,676
                               2007                    21,132
                               2008 and thereafter    370,534
                                                     --------
                                                     $597,729
                                                     ========

The Credit Facility and Term Loan require the maintenance of certain ratios related to minimum net worth, debt-to-total capitalization and fixed charge coverage and various non-financial covenants. As of December 31, 2002, the Company was in compliance with all debt covenants. The Company paid interest (net of capitalized interest) totaling $61.8 million in 2002, $74.2 million in 2001 and $67.7 million in 2000. As of December 31, 2002, the carrying value of the Company's debt was below fair market value by approximately $99.9 million, as determined by using year-end interest rates and market conditions.

9. DISCONTINUED OPERATIONS
   -----------------------

As of December 31, 2002, the Company has designated two properties containing 127,000 net rentable square feet as "held-for-sale" under the provision of SFAS No. 144. The following table summarizes the assets held-for-sale and liabilities related to those assets held-for-sale as of December 31, 2002 (in thousands):


Real Estate Investments:
   Operating Properties                               $ 8,729
   Accumulated depreciation                            (1,235)
                                                      -------
                                                        7,494
   Construction-in-progress                                55
                                                      -------
                                                        7,549

Accrued rent receivable                                    87
Deferred costs, net                                         2
Other assets                                               28
                                                      -------
                                                      $ 7,666
                                                      =======
Tenant security deposits and deferred rents           $    20
                                                      =======

Income from discontinued operations in the accompanying statements of operations for the years ended December 31, 2002, 2001 and 2000 relates to 43 properties, containing 2.3 million net rentable square feet, sold during the year ended December 31, 2002 and the two properties held-for-sale at December 31, 2002. In addition, income from discontinued operations for the years ended December 31, 2002, 2001 and 2000 includes the 2002, 2001 and 2000 results of operations of one property, containing 31,000 net rentable square feet, sold during the six-month period ended June 30, 2003 and six properties, containing 257,000 net rentable square feet, identified as held-for-sale as of June 30, 2003. The following table summarizes the results of operations for the years ended December 31, 2002, 2001 and 2000 in the accompanying statements of operations (in thousands):

                                                                                          Year Ended December 31,
                                                                                     ---------------------------------
                                                                                      2002          2001        2000
                                                                                     -------       -------     -------
          Revenue:
             Rents                                                                   $12,970       $32,992     $30,799
             Tenant reimbursements                                                     2,120         5,190       5,066
             Other                                                                       662           405         160
                                                                                     -------       -------     -------
               Total revenue                                                          15,752        38,587      36,025

          Expenses:
             Property operating expenses                                               4,112         9,322       8,774
             Real estate taxes                                                         2,069         5,171       4,917
             Depreciation and amortization                                             2,049        10,412       9,095
             Impairment loss on assets held-for-sale                                     665             -           -
                                                                                     -------       -------     -------
               Total operating expenses                                                8,895        24,905      22,786

          Income from discontinued operations before net gain on sale
             of interests in real estate and minority interest                         6,857        13,682      13,239
          Net gain on sales of interest in real estate                                 8,562             -           -
          Minority interest                                                             (854)         (780)       (755)
                                                                                     -------       -------     -------
          Income from discontinued operations                                        $14,565       $12,902     $12,484
                                                                                     =======       =======     =======

As of December 31, 2002, the Company recorded an impairment charge of $665,000 in its consolidated statements of operations related to one of the assets held-for-sale.

Discontinued operations have not been segregated in the consolidated statements of cash flows. Therefore, amounts for certain captions will not agree with respective data in the Consolidated Statements of Operations.

10. PREFERRED SHARES AND BENEFICIARIES' EQUITY
    ------------------------------------------

In 1998, the Company issued $37.5 million of convertible preferred securities with a 7.25% coupon rate (the Series A Preferred Shares). The Series A Preferred Shares, with a stated value of $50.00, are convertible into Common Shares, at the option of the holder, at a conversion price of $28.00. The conversion price declines to $26.50, if the trading price of the Common Shares during the 60-day period ending December 31, 2003 is $23.00 or less. The Series A Preferred Shares distribution is subject to an increase, if quarterly distributions paid to Common Share holders exceeds $0.51 per share. The Series A Preferred Shares are perpetual and may be redeemed, at the Company's option, at par beginning in January 2004 or earlier, if the market price of the Common Shares exceeds specified levels.

In 1999, the Company issued $105.0 million of convertible preferred securities (the Series B Preferred Shares) with an 8.75% coupon rate for net proceeds of $94.8 million. The Company is accreting the discount as a charge to cumulative earnings through the redemption date in 2007. The unamortized discount was $6.4 million as of December 31, 2002 and $7.9 million as of December 31, 2001. The Series B Preferred Shares, convertible into Common Shares at a conversion price of $24.00 per share, are entitled to quarterly dividends equal to the greater of $0.525 per share or the quarterly dividend on the number of Common Shares into which a Series B Preferred Share is convertible. The Series B Preferred Shares are perpetual and may be redeemed, at the Company's option, at par, beginning in April 2007. In addition, the Company may require the conversion of the Series B Preferred Shares into Common Shares starting in April 2004, if certain conditions are met, including that the Common Shares are then trading in excess of 130% of the conversion price. Upon certain changes in control of the Company, the holder may require the Company to redeem its Series B Preferred Shares. However, the Company has the ability and intent to cause the Series B Preferred Shares to be converted into Common Shares rather than redeemed in such circumstances. In addition, as part of the transaction, the Company issued the holder seven-year warrants exercisable for 500,000 Common Shares at an exercise price of $24.00 per share.

The Company's Board of Trustees approved a share repurchase program authorizing the Company to repurchase its outstanding Common Shares. During 2001, the Board of Trustees increased the number of shares authorized to be repurchased from three million shares to four million shares. Through December 31, 2002, the Company has repurchased 3.2 million of its Common Shares at an average price of $17.71 per share. The Company repurchased 491,074 Common Shares for $11.1 million (average price of $22.51 per share) in 2002; 302,437 Common Shares for $5.9 million (average price of $19.54 per share) in 2001 and 957,729 Common Shares for $15.3 million (average price of $15.95 per share) in 2000. Under the share repurchase program, the Company has authority to repurchase an additional 834,000 shares. No time limit has been placed on the duration of the share repurchase program.

At December 31, 2002, 355,813 unvested restricted Common Shares were held by employees of the Company. The restricted shares, valued at $18.4 million at issuance, are amortized over their respective vesting periods of three to eight years. The Company recorded compensation expense of $2.5 million in 2002, $2.8 million in 2001 and $2.0 million in 2000 related to these shares.

11. SHARE PURCHASE OPTIONS AND WARRANTS
    -----------------------------------

The Company maintains a plan that authorizes the issuance of various equity-based awards including incentive stock options. The terms and conditions of option awards are determined by the Board of Trustees. Incentive stock options may not be granted at exercise prices less than fair value of the stock at the time of grant. Options granted by the Company generally vest over two to five years. All options awarded by the Company to date are non-qualified stock options. As of December 31, 2002, the Company is authorized to issue five million equity-based awards of which 1.4 million shares remain available for future issuance under the plan.

The following table summarizes option activity for the three years ended December 31, 2002:

                                                        Number      Weighted-
                                                      of Shares     Average        Grant Price Range
                                                        Under       Exercise       -----------------
                                                       Option        Price          From       To
                                                      ---------     --------       ------    -------
          Balance at January 1, 2000                  2,721,858      $ 26.38       $ 6.21    $ 29.04
             Exercised                                   (5,000)       19.50        19.50      19.50
             Canceled                                   (93,144)       27.51        25.25      29.04
                                                      ---------
          Balance at December 31, 2000                2,623,714        26.36         6.21      29.04

             Exercised                                  (83,333)       19.50        19.50      19.50
             Canceled                                   (61,582)       27.53        25.25      29.04
                                                      ---------
          Balance at December 31, 2001                2,478,799        26.56         6.21      29.04

             Granted                                    100,000        19.50        19.50      19.50
             Exercised                                  (55,000)       19.50        19.50      19.50
             Canceled                                  (151,172)       22.22        19.50      29.04
                                                      ---------
          Balance at December 31, 2002                2,372,627        26.70         6.21      29.04
                                                      =========

The following table summarizes stock options outstanding as of December 31, 2002:

                                      Weighted-
                                       Average      Weighted-                Weighted-
       Range of         Number of     Remaining      Average     Number of    Average
       Exercise          Options     Contractual    Exercise     Options     Exercise
        Prices         Outstanding       Life         Price     Exercisable    Price
       --------        -----------   -----------    --------    -----------  --------
   $6.21 to $14.31         46,667     1.6 years      $ 12.00        46,667   $ 12.00
        $19.50            100,000        2.6           19.50             0      0.00
   $24.00 to $29.04     2,225,960        5.1           27.33     1,589,418     27.26
   $6.21 to $29.04      2,372,627        4.9           26.70     1,636,085     26.83

Using the Black-Scholes option pricing model, the estimated weighted-average fair value of stock options granted was $2.51 in 2002. Assumptions made in determining estimates of fair value include: risk-free interest rate of 2.7% in 2002, a volatility factor of .280 in 2002, a dividend yield of 8.4% in 2002, and a weighted-average life expectancy of 3 years in 2002.

As of December 31, 2002, there are 500,000 warrants outstanding to purchase Common Shares of the Company at an exercise price of $24.00.

Effective January 1, 2002, the Company voluntarily adopted the fair value recognition provisions of SFAS 123, prospectively for all employee awards granted, modified, or settled after January 1, 2002 (see Note 2). Accordingly, the Company recorded approximately $43,000 of compensation expense for the year ended December 31, 2002. This compensation expense relates to the Company's grant of 100,000 stock options during 2002.

12. SEGMENT INFORMATION
    -------------------

The Company currently manages its portfolio within three segments: (1) Pennsylvania, (2) New Jersey and (3) Virginia. Corporate is responsible for cash and investment management and certain other general support functions.

Segment information for the three years ended December 31, 2002, 2001 and 2000, excluding properties classified as discontinued operations, is as follows (in thousands):

                                   Pennsylvania  New Jersey    Virginia     Corporate     Total
                                   ------------  ----------   ----------   ----------   ----------
2002:
Real estate investments, at cost:
   Operating properties             $1,169,919   $  506,818   $  213,272   $        -   $1,890,009
   Construction-in-progress             51,469        3,619        3,039            -       58,127
   Land held for development            25,051       10,023        8,001            -       43,075
                                    ----------   ----------   ----------   ----------   ----------
                                    $1,246,439   $  520,460   $  224,312   $        -   $1,991,211
                                    ==========   ==========   ==========   ==========   ==========

Assets held for sale                $        -   $    7,666   $        -   $        -   $    7,666

Total revenue                       $  179,646   $   84,229   $   26,834   $    1,952   $  292,661
Property operating expenses
   and real estate taxes                60,689       30,634        9,567            -      100,890
                                    ----------   ----------   ----------   ----------   ----------
Net operating income                $  118,957   $   53,595   $   17,267   $    1,952   $  191,771
                                    ==========   ==========   ==========   ==========   ==========

2001:
Real estate investments, at cost:
   Operating properties             $1,075,786   $  627,919   $  189,334   $        -   $1,893,039
   Construction-in-progress             94,662        6,835        9,881            -      111,378
   Land held for development            23,628        7,892        7,765            -       39,285
                                    ----------   ----------   ----------   ----------   ----------
                                    $1,194,076   $  642,646   $  206,980   $        -   $2,043,702
                                    ==========   ==========   ==========   ==========   ==========

Total revenue                       $  161,278   $   80,927   $   27,503   $    2,530   $  272,238
Property operating expenses
   and real estate taxes                53,669       30,177        9,972            -       93,818
                                    ----------   ----------   ----------   ----------   ----------
Net operating income                $  107,609   $   50,750   $   17,531   $    2,530   $  178,420
                                    ==========   ==========   ==========   ==========   ==========

2000:
Real estate investments, at cost:
   Operating properties             $  867,634   $  588,630   $  298,631   $        -   $1,754,895
   Construction-in-progress             42,630        9,339        2,342            -       54,311
   Land held for development            28,338        7,552        8,803            -       44,693
                                    ----------   ----------   ----------   ----------   ----------
                                    $  938,602   $  605,521   $  309,776   $        -   $1,853,899
                                    ==========   ==========   ==========   ==========   ==========

Total revenue                       $  135,986   $   72,572   $   40,151   $    2,350   $  251,059
Property operating expenses
   and real estate taxes                44,251       22,568       12,755            -       79,574
                                    ----------   ----------   ----------   ----------   ----------
Net operating income                $   91,735   $   50,004   $   27,396   $    2,350   $  171,485
                                    ==========   ==========   ==========   ==========   ==========

Net operating income is defined as total revenue less property operating expenses and real estate taxes. Below is a reconciliation of consolidated net operating income to consolidated income from continuing operations:

                                                              Year Ended December 31,
                                                         ---------------------------------
                                                            2002        2001        2000
                                                         ---------   ---------   ---------
                                                               (amounts in thousands)
Consolidated net operating income                        $ 191,771   $ 178,420   $ 171,485
Less:
      Interest expense                                      63,522      67,496      64,746
      Depreciation and amortization                         56,715      67,777      57,917
      Management fees                                            -           -      10,655
      Administrative expenses                               14,804      15,177       4,249
      Non-recurring charges                                      -       6,600           -
      Minority interest attributable to continuing
         operations                                          9,298       7,842       8,843
Plus:
      Equity in income of management company                     -           -         164
      Equity in income of real estate ventures                 987       2,768       2,797
      Net gains on sales of interests in real estate             -       4,524      11,638
                                                         ---------   ---------   ---------
Consolidated income from continuing operations           $  48,419   $  20,820   $  39,674
                                                         =========   =========   =========

13.  NET INCOME PER COMMON SHARE
     ---------------------------

The following table details the number of shares and net income used to calculate basic and diluted earnings per share for the three years ended December 31, 2002 (in thousands, except per share amounts):

                                                                             For the year ended December 31,
                                            ---------------------------------------------------------------------------------------
                                                        2002                         2001                          2000
                                            ---------------------------   ---------------------------   ---------------------------
                                                Basic         Diluted        Basic         Diluted         Basic         Diluted
                                            ------------   ------------   ------------   ------------   ------------   ------------
Income from continuing operations           $     48,419   $     48,419   $     20,820   $     20,820   $     39,674   $     39,674
Income from discontinued operations               14,565         14,565         12,902         12,902         12,484         12,484
Income allocated to Preferred Shares             (11,906)       (11,906)       (11,906)       (11,906)       (11,906)       (11,906
                                            ------------   ------------   ------------   ------------   ------------   ------------
                                                  51,078         51,078         21,816         21,816         40,252         40,252
Preferred Share discount amortization             (1,476)        (1,476)        (1,476)        (1,476)          (286)          (286
                                            ------------   ------------   ------------   ------------   ------------   ------------
Income available to common shareholders     $     49,602   $     49,602   $     20,340   $     20,340   $     39,966   $     39,966
                                            ============   ============   ============   ============   ============   ============

Weighted-average shares outstanding           35,513,813     35,513,813     35,646,842     35,646,842     35,807,598     35,807,598
Options, warrants and unvested
    restricted stock                                   -        131,997              -         27,809              -         16,576
                                            ------------   ------------   ------------   ------------   ------------   ------------
Total weighted-average shares outstanding     35,513,813     35,645,810     35,646,842     35,674,651     35,807,598     35,824,174
                                            ============   ============   ============   ============   ============   ============

Earnings per Common Share:
    Continuing operations                   $       0.99   $       0.98   $       0.21   $       0.21   $       0.77   $       0.77
    Discontinued operations                         0.41           0.41           0.36           0.36           0.35           0.35
                                            ------------   ------------   ------------   ------------   ------------   ------------
                                            $       1.40   $       1.39   $       0.57   $       0.57   $       1.12   $       1.12
                                            ============   ============   ============   ============   ============   ============

Securities totaling 11,256,776 in 2002, 11,622,922 in 2001 and 11,625,490 in
2000 were excluded from the earnings per share computations above as their effect would have been antidilutive.

14. DISTRIBUTIONS (UNAUDITED):
    --------------------------

                                                              Year ended December 31,
                                               --------------------------------------------------
                                                     2002             2001             2000
                                               --------------    ---------------   --------------
Common Share Distributions:
  Ordinary income                              $         1.65    $         1.60    $         1.38
  Capital gain                                           0.11              0.10              0.24
  Return of capital                                         -                 -                 -
                                               --------------    --------------    --------------
  Total distributions per share                $         1.76    $         1.70    $         1.62
                                               ==============    ==============    ==============

  Percentage classified as ordinary income               93.8%             94.1%             85.2%
  Percentage classified as capital gain                   6.2%              5.9%             14.8%
  Percentage classified as return of capital              0.0%              0.0%              0.0%

Preferred Share Distributions:
  Total distributions declared                 $   11,906,000    $   11,906,000    $   11,906,000



15. RELATED-PARTY TRANSACTIONS
    --------------------------

In 1998, the Board authorized the Company to make loans totaling up to $5.0 million to enable employees of the Company to purchase Common Shares at fair market value. The loans have five-year terms, are full recourse, and are secured by the Common Shares purchased. Interest, payable quarterly, accrues on the loans at the lower of the interest rate borne on borrowings under the Company's Credit Facility or a rate based on the dividend payments on the Common Shares. As of December 31, 2002, the interest rate was 2.92% per annum. The loans are payable at the earlier of the stated maturity date or 90 days following the employee's termination. As of December 31, 2002, the Company had funded loans of $4.0 million to employees secured by an aggregate of 194,748 Common Shares.

The Company owns 384,615 shares of US Realtel, Inc. ("USR") Common Stock and holds warrants exercisable for 600,000 additional shares. The warrants have an exercise price of $8.00 per share and expire on December 31, 2004. As of December 31, 2002, the Company's investment in USR was $.4 million. An officer of the Company holds a position on USR's Board of Directors.

In February 2000, the Company loaned an aggregate of $2.5 million to two executive officers to enable them to purchase Common Shares of the Company. One loan has a four-year term and bears interest at the lower of the Company's cost of funds or a rate based on the dividend payable on the Common Shares, but not to exceed 10% annum. This loan is subject to forgiveness over a three-year period, with the amount of forgiveness tied to the Company's total shareholder return compared to the total shareholder return of peer group companies. This loan is also subject to forgiveness in the event of a change of control of the Company. The executive may repay the loan at maturity by surrendering Common Shares valued at the executive's initial per share purchase price of $15.625. This loan is reflected as a reduction in beneficiaries equity. Effective December 31, 2001, the Company recorded a $4.1 million charge to restructure the other loan in connection with the executive's transition to a non-executive, non-managerial status, which will be forgiven in equal installments in April 2002 and April 2003. Principal and interest totaling $.9 million was forgiven related to these loans in 2002 and 2001.

16. OPERATING LEASES
    ----------------

The Company leases properties to tenants under operating leases with various expiration dates extending to 2020. As of December 31, 2002, leases covering approximately 1.8 million square feet or 11.4% of the net rentable square footage are scheduled to expire during 2003. Minimum future rentals on noncancelable leases at December 31, 2002, excluding properties included in discontinued operations, are as follows (in thousands):

            Year                   Minimum Rent
    -------------------            ------------
            2003                   $   250,587
            2004                       217,292
            2005                       177,390
            2006                       141,421
            2007                       113,500
    2008 and thereafter                417,027
                                   -----------
                                   $ 1,317,217
                                   ===========

Total minimum future rentals presented above do not include amounts to be received as tenant reimbursements for increases in certain operating costs.

17. EMPLOYEE BENEFIT PLAN
    ---------------------

The Company sponsors a 401(k) defined contribution plan for its employees. Each employee may contribute up to 18% of annual compensation. At its discretion, the Company can make matching contributions equal to a percentage of the employee's elective contribution and profit sharing contributions. Employees vest in employer contributions over a five year service period. The Company contributions were $816,000 in 2002, $669,000 in 2001 and $690,000 in 2000.

18. SUMMARY OF INTERIM RESULTS (UNAUDITED)
    --------------------------------------

The following is a summary of interim financial information as of and for the years ended December 31, 2002 and 2001 (in thousands, except per share data):

                                                      1st            2nd            3rd           4th
                                                   Quarter(a)      Quarter        Quarter      Quarter(b)
                                                  -----------     ---------      --------     -----------
2002:
----
Total revenue                                      $ 69,445       $ 72,914       $ 74,787       $ 75,515
Net income                                           23,469         12,800         13,968         12,747
Income allocated to Common Shares                    20,492          9,823         10,992          9,771

Earnings per Common Share
     Basic                                           $ 0.56         $ 0.26         $ 0.30         $ 0.27
     Diluted                                         $ 0.56         $ 0.26         $ 0.30         $ 0.27

2001:
----
Total revenue                                      $ 65,536       $ 69,547       $ 69,688       $ 67,467
Net income                                            9,140          7,423         10,271          6,888
Income allocated to Common Shares                     6,163          4,446          7,294          3,913

Earnings per Common Share
     Basic                                           $ 0.16         $ 0.14         $ 0.19         $ 0.10
     Diluted                                         $ 0.16         $ 0.11         $ 0.19         $ 0.10

(a) The Company recorded gains on sales of properties of $8.4 million during the 1st quarter of 2002.
(b) During the fourth quarter of 2001, the Company recorded a $6.6 million non-recurring charge related to the conversion of the Company's Chairman to a non-executive, non-managerial status and the write-down due to the impairment of the Company's $2.5 million investment in a telecommunications company that was deemed to be other than temporary. The $4.1 million charge related to the Company's Chairman reflects an accrual on account of payment obligations of the Company under its employment agreement with the Chairman, accelerated vesting of his restricted shares and restructuring of his executive stock loan.

The summation of quarterly earnings per share amounts do not necessarily equal year to date amounts.

19. COMMITMENTS AND CONTINGENCIES
    -----------------------------

Legal Proceedings
The Company is involved from time to time in litigation on various matters, including disputes with tenants and disputes arising out of agreements to purchase or sell properties. Given the nature of the Company's business activities, these lawsuits are considered routine to the conduct of its business. The result of any particular lawsuit cannot be predicted, because of the very nature of litigation, the litigation process and its adversarial nature, and the jury system.

The Company is a defendant in a case in which the plaintiffs allege that the Company breached its obligation to purchase a portfolio of properties for approximately $83.0 million. On July 9, 1999, the Superior Court of New Jersey, Camden County, dismissed the complaint against the Company with prejudice. The plaintiffs subsequently filed a motion for reconsideration, which motion the Superior Court denied. Plaintiffs then appealed to the Appellate Division, which is the intermediate appellate level court in New Jersey. In December 2000, the Appellate Division affirmed in part and reversed in part the Chancery Division's earlier dismissal of the entire action. The Appellate Division affirmed the dismissal of the fraud and other non-contractual counts in the Complaint, but reversed the contract and reformation counts and remanded these to the lower court for further proceedings. The Company sought review of this decision by the Supreme Court of New Jersey, but in March 2001 that Court declined to consider the appeal. The case thereafter returned to the Chancery Division, where written and oral discovery was conducted in 2002 and in the first quarter of 2003. Discovery terminated on February 14, 2003. The Company filed a motion for summary judgment on all counts, seeking dismissal of all counts against it, and judgment for the Company on its counterclaim. The Chancery Division granted the Company's summary judgment motion on March 25, 2003. At this time, the Company does not know whether plaintiffs will appeal, or if they appeal, whether plaintiffs will be successful in the appeal.

There have been recent reports of lawsuits against owners and managers of multifamily and office properties asserting claims of personal injury and property damage caused by the presence of mold in residential units or office space. The Company has been named as a defendant in two lawsuits that allege personal injury as a result of the presence of mold. Unspecified damages are sought. The Company has referred these lawsuits to its insurance carrier and, as of the date of this Form 10-K, the insurance carrier is evaluating coverage.

Letters-of-Credit
In connection with certain mortgages, the Company is required to maintain leasing and capital reserve accounts with the mortgage lenders through letters-of-credit which totaled $13.6 million at December 31, 2002. The Company is also required to maintain escrow accounts for taxes, insurance and tenant security deposits that amounted to $16.3 million at December 31, 2002. The related tenant rents are deposited into the loan servicer's depository accounts, which are used to fund debt service, operating expenses, capital expenditures and the escrow and reserve accounts, as necessary. Any excess cash is included in cash and cash equivalents.

Other Commitments
As of December 31, 2002, the Company owned 444 acres of land for future development and held options to purchase 63 additional acres. The Company also holds an option to enter into a long-term ground lease of property adjacent to Amtrak's 30th Street Station in Philadelphia and develop a high-rise office property on the leasehold interest.

20. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
    ---------------------------------------------

The following table details the components of accumulated other comprehensive income (loss) as of and for the three years ended December 31, 2002 (in thousands):

                                                 Unrealized Gains        Cash Flow    Accumulatged Other
                                              (Losses) on Securities       Hedges     Comprehensive Loss
                                              ----------------------     ---------    ------------------
Beginning balance at January 1, 2000                  $     -             $     -          $     -

    Change during year                                 (1,731)                  -           (1,731)
                                                      -------             -------          -------

Balance at December 31, 2000                           (1,731)                  -           (1,731)

    Change during year                                  1,816              (7,921)          (6,105)
    Reclassification adjustments for losses
      reclassified into operations                          -               3,249            3,249
                                                      -------             -------          -------

Balance at December 31, 2001                               85              (4,672)          (4,587)

    Change during year                                    733              (7,954)          (7,221)
    Reclassification adjustments for losses
      reclassified into operations                          -               5,406            5,406
                                                      -------             -------          -------

Balance at December 31, 2002                          $   818             $(7,220)         $(6,402)
                                                      =======             =======          =======

21. SUBSEQUENT EVENTS
    -----------------

The accompanying financial statements and related notes for each of the years in the three-year period ended December 31, 2002 have been revised to reflect certain subsequent events that have occurred through June 30, 2003 as follows:

     During the six-month period ended June 30, 2003, the Company identified six additional properties as held for sale and sold one property. The operating results related to these properties have been reclassified from continuing operations to discontinued operations for each of the years in the three-year period ended December 31, 2002 to comply with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The following notes have been revised to reflect these reclassifications:
     Note 9, Discontinued Operations; Note 12, Segment Information; Note 13, Net Income Per Common Share; Note 16, Operating Leases; and Note 18, Summary of Interim Results (Unaudited).

     As of January 1, 2003, the Company adopted SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. In adopting SFAS 145, the Company has reclassified an extraordinary item recorded during 2001 relating to the write-off of $1.1 million of unamortized deferred financing costs as interest expense.

     The Company, under SFAS No. 141, Business Combinations, has clarified its accounting policies in Note 2 regarding the accounting for intangible assets.

                             Brandywine Realty Trust
                                   Schedule II
                        Valuation and Qualifying Accounts
                                 (in thousands)

                                                                 Additions
                                           Balance at           ----------                              Balance
                                           Beginning            Charged to                              at End
            Description                    of Period              expense           Deductions         of Period
---------------------------------          ----------           ----------          ----------         ---------
Allowance for doubtful accounts:
     Year ended December 31, 2002            $ 4,532              $   894            $   850             $ 4,576
                                             =======              =======            =======             =======
     Year ended December 31, 2001            $ 2,427              $ 2,867            $   762             $ 4,532
                                             =======              =======            =======             =======
     Year ended December 31, 2000            $ 3,358              $   332            $ 1,263             $ 2,427
                                             =======              =======            =======             =======

                             Brandywine Realty Trust
                                  Schedule III
                    Real Estate and Accumulated Depreciation
                                 (in thousands)


                                                                                                     Initial Cost
                                                                                           -------------------------------------
                                                                                                                        Net
                                                                                                                   Improvements
                                                                                                                   (Retirements)
                                                                       Encumberances at               Building and     Since
                                               City          State     December 31, 2002    Land      Improvements  Acquisition
                                         ----------------    -----     -----------------   --------   ------------ -------------
One Greentree Centre                     Marlton             NJ                       -         345        4,440         269
Three Greentree Centre                   Marlton             NJ                       -         323        6,024          24
Two Greentree Centre                     Marlton             NJ                       -         264        4,693         (23)
110 Summit Drive                         Exton               PA                       -         403        1,647         157
1155 Business Center Drive               Horsham             PA                   2,541       1,029        4,124        (191)
120 West Germantown Pike                 Plymouth Meeting    PA                       -         685        2,773         263
1336 Enterprise Drive                    West Goshen         PA                       -         731        2,946          39
140 West Germantown Pike                 Plymouth Meeting    PA                       -         481        1,976         235
18 Campus Boulevard                      Newtown Square      PA                   3,429         786        3,312          38
2240/50 Butler Pike                      Plymouth Meeting    PA                       -       1,104        4,627         586
2260 Butler Pike                         Plymouth Meeting    PA                       -         661        2,727         149
33 Street Road - Greenwood Square I      Bensalem            PA                       -         851        3,407         300
33 Street Road - Greenwood Square II     Bensalem            PA                       -       1,126        4,511         995
33 Street Road - Greenwood Square III    Bensalem            PA                       -         350        1,401          37
456 Creamery Way                         Exton               PA                       -         635        2,548           -
457 Haddonfield Road                     Cherry Hill         NJ                  11,135       2,142        9,120          69
468 Creamery Way                         Exton               PA                       -         527        2,112         (37)
486 Thomas Jones Way                     Exton               PA                       -         806        3,256         243
500 Enterprise Road                      Horsham             PA                       -       1,303        5,188        (790)
500 North Gulph Road                     King of Prussia     PA                       -       1,303        5,201         591
650 Dresher Road                         Horsham             PA                   1,767         636        2,501         314
6575 Snowdrift Road                      Allentown           PA                       -         601        2,411         473
700 Business Center Drive                Horsham             PA                   1,509         550        2,201         195
7248 Tilghman Street                     Allentown           PA                       -         731        2,969         210
7310 Tilghman Street                     Allentown           PA                       -         553        2,246         787
800 Business Center Drive                Horsham             PA                   2,304         896        3,585          19
8000 Lincoln Drive                       Marlton             NJ                       -         606        2,887         260
One Progress Avenue                      Horsham             PA                       -       1,399        5,629         144
One Righter Parkway                      Talleyville         DE                  10,925       2,545       10,195         282
1 Foster Avenue                          Gibbsboro           NJ                       -          93          364          35
10 Foster Avenue                         Gibbsboro           NJ                       -         244          971          69
100 Berwyn Park                          Berwyn              PA                   7,161       1,180        7,290         168
100 Commerce Drive                       Newark              DE                       -       1,160        4,633         354
100 Katchel Blvd                         Reading             PA                       -       1,881        7,423         242
1000 Atrium Way                          Mt. Laurel          NJ                       -       2,061        8,180         384
1000 East Lincoln Drive                  Marlton             NJ                       -         264        1,059         108
1000 Howard Boulevard                    Mt. Laurel          NJ                   4,090       2,298        9,288         395
1000/2000 West Lincoln Drive             Marlton             NJ                       -         575        3,568         65)
10000 Midlantic Drive                    Mt. Laurel          NJ                   7,415       3,206       12,857         408
100-300 Gundy Drive                      Reading             PA                       -       6,495       25,180       5,633
1007 Laurel Oak Road                     Voorhees            NJ                       -       1,563        6,241          17
105/140 Terry Drive                      Newtown             PA                       -       2,299        8,238       2,089
111 Presidential Boulevard               Bala Cynwyd         PA                       -       5,419       21,612         625
1120 Executive Boulevard                 Mt. Laurel          NJ                       -       2,074        8,415         517
15000 Midlantic Drive                    Mr. Laurel          NJ                   6,898       3,061       12,254           8
2 Foster Avenue                          Gibbsboro           NJ                       -         185          730          23
20 East Clementon Road                   Gibbsboro           NJ                       -         769        3,055         222
200 Berwyn Park                          Berwyn              PA                   9,414       1,533        9,460         362
2000 Midlantic Drive                     Mt. Laurel          NJ                   9,585       2,202        8,823         400
220 Commerce Drive                       Fort Washington     PA                       -       1,086        4,338         544
300 Berwyn Park                          Berwyn              PA                  13,151       2,206       13,422         234
300 Welsh Road - Building I              Horsham             PA                   2,513         894        3,572         441
300 Welsh Road - Building II             Horsham             PA                   1,067         396        1,585         102
3000 West Lincoln Drive                  Marlton             NJ                       -         569        2,293         119
321 Norristown Road                      Lower Gwyned        PA                       -       1,289        5,176         753
323 Norristown Road                      Lower Gwyned        PA                       -       1,685        6,751         365
4 Foster Avenue                          Gibbsboro           NJ                       -         183          726          17
4000 Midlantic Drive                     Mt. Laurel          NJ                   3,205         714        5,085      (1,979)
4000/5000 West Lincoln Drive             Marlton             NJ                       -         877        3,526         382
5 Foster Avenue                          Gibbsboro           NJ                       -           8           32          25
5 U.S. Avenue                            Gibbsboro           NJ                       -          21           81           2
50 East Clementon Road                   Gibbsboro           NJ                       -         114          964           4

[RESTUBBED]

                                                     Gross Amount at Which Carried
                                                           December 31, 2002
                                          ----------------------------------------------------

                                                                                 Accumulated
                                                                               Depreciation at
                                                   Building and                  December 31,     Date of        Date    Depreciable
                                          Land     Improvements      Total(a)      2002(b)     Construction   Acquired      Life
                                         -------   ------------     ---------  --------------- ------------   --------   -----------
One Greentree Centre                         345       4,709         5,054            2,519        1982         1986        40
Three Greentree Centre                       323       6,048         6,371            3,707        1984         1986        40
Two Greentree Centre                         264       4,670         4,934            2,830        1983         1986        40
110 Summit Drive                             403       1,804         2,207              403        1985         1996        40
1155 Business Center Drive                 1,029       3,933         4,962            1,141        1990         1996        40
120 West Germantown Pike                     685       3,036         3,721              690        1984         1996        40
1336 Enterprise Drive                        731       2,985         3,716              642        1990         1996        40
140 West Germantown Pike                     481       2,211         2,692              614        1984         1996        40
18 Campus Boulevard                          786       3,350         4,136              941        1990         1996        40
2240/50 Butler Pike                        1,104       5,213         6,317            1,580        1984         1996        40
2260 Butler Pike                             661       2,876         3,537              717        1984         1996        40
33 Street Road - Greenwood Square I          851       3,707         4,558              862        1985         1996        40
33 Street Road - Greenwood Square II       1,126       5,506         6,632            1,532        1985         1996        40
33 Street Road - Greenwood Square III        350       1,438         1,788              332        1985         1996        40
456 Creamery Way                             635       2,550         3,185              694        1987         1996        40
457 Haddonfield Road                       2,142      11,289        13,431            3,455        1990         1996        40
468 Creamery Way                             527       2,075         2,602              501        1990         1996        40
486 Thomas Jones Way                         806       3,499         4,305            1,122        1990         1996        40
500 Enterprise Road                        1,303       4,398         5,701            1,092        1990         1996        40
500 North Gulph Road                       1,303       5,792         7,095            1,395        1979         1996        40
650 Dresher Road                             636       2,815         3,451              611        1984         1996        40
6575 Snowdrift Road                          601       2,884         3,485              870        1988         1996        40
700 Business Center Drive                    550       2,396         2,946              534        1986         1996        40
7248 Tilghman Street                         731       3,179         3,910              839        1987         1996        40
7310 Tilghman Street                         553       3,033         3,586              920        1985         1996        40
800 Business Center Drive                    896       3,604         4,500              815        1986         1996        40
8000 Lincoln Drive                           606       3,147         3,753              883        1983         1996        40
One Progress Avenue                        1,399       5,773         7,172            1,368        1986         1996        40
One Righter Parkway                        2,545      10,477        13,022            2,375        1989         1996        40
1 Foster Avenue                               93         399           492               72        1972         1997        40
10 Foster Avenue                             244       1,040         1,284              202        1983         1997        40
100 Berwyn Park                            1,180       7,458         8,638            1,560        1986         1997        40
100 Commerce Drive                         1,160       4,987         6,147              955        1989         1997        40
100 Katchel Blvd                           1,881       7,665         9,546            1,650        1970         1997        40
1000 Atrium Way                            2,061       8,564        10,625            1,714        1989         1997        40
1000 East Lincoln Drive                      264       1,167         1,431              245        1981         1997        40
1000 Howard Boulevard                      2,298       9,683        11,981            2,219        1988         1997        40
1000/2000 West Lincoln Drive                 575       2,603         3,178              671        1982         1997        40
10000 Midlantic Drive                      3,206      13,265        16,471            2,890        1990         1997        40
100-300 Gundy Drive                        6,495      30,813        37,308            5,957        1970         1997        40
1007 Laurel Oak Road                       1,563       6,258         7,821            1,166        1996         1997        40
105/140 Terry Drive                        2,299      10,327        12,626            2,249        1974         1997        40
111 Presidential Boulevard                 5,419      22,237        27,656            4,161        1974         1997        40
1120 Executive Boulevard                   2,074       8,932        11,006            1,883        1987         1997        40
15000 Midlantic Drive                      3,061      12,262        15,323            2,527        1991         1997        40
2 Foster Avenue                              185         753           938              140        1974         1997        40
20 East Clementon Road                       769       3,277         4,046              673        1986         1997        40
200 Berwyn Park                            1,533       9,822        11,355            1,983        1987         1997        40
2000 Midlantic Drive                       2,202       9,223        11,425            1,942        1989         1997        40
220 Commerce Drive                         1,086       4,882         5,968              966        1974         1997        40
300 Berwyn Park                            2,206      13,656        15,862            2,743        1989         1997        40
300 Welsh Road - Building I                  894       4,013         4,907              991        1985         1997        40
300 Welsh Road - Building II                 396       1,687         2,083              324        1985         1997        40
3000 West Lincoln Drive                      569       2,412         2,981              519        1982         1997        40
321 Norristown Road                        1,289       5,929         7,218            1,191        1972         1997        40
323 Norristown Road                        1,685       7,116         8,801            1,429        1988         1997        40
4 Foster Avenue                              183         743           926              138        1974         1997        40
4000 Midlantic Drive                         714       3,106         3,820              638        1981         1997        40
4000/5000 West Lincoln Drive                 877       3,908         4,785              845        1982         1997        40
5 Foster Avenue                                8          57            65                7        1968         1997        40
5 U.S. Avenue                                 21          83           104               16        1987         1997        40
50 East Clementon Road                       114         968         1,082              180        1986         1997        40

                             Brandywine Realty Trust
                                  Schedule III
                    Real Estate and Accumulated Depreciation
                                 (in thousands)

                                                                                                     Initial Cost
                                                                                           -------------------------------------
                                                                                                                        Net
                                                                                                                   Improvements
                                                                                                                   (Retirements)
                                                                       Encumberances at               Building and     Since
                                               City          State     December 31, 2002    Land      Improvements  Acquisition
                                         ----------------    -----     -----------------   --------   ------------ -------------
500 Office Center Drive                  Ft. Washington      PA                       -       1,617        6,480       1,393
501 Office Center Drive                  Ft. Washington      PA                       -       1,796        7,192       1,146
55 U.S. Avenue                           Gibbsboro           NJ                       -       1,116        4,435          51
6 East Clementon Road                    Gibbsboro           NJ                       -       1,345        5,366         269
655 Business Center Drive                Horsham             PA                   1,808         544        2,529         458
7 Foster Avenue                          Gibbsboro           NJ                       -         231          921         110
748 Springdale Drive                     Exton               PA                       -         236          931         142
855 Springdale Drive                     Exton               PA                       -         838        3,370         134
9000 Midlantic Drive                     Mt. Laurel          NJ                   6,200       1,472        5,895          23
9000 West Lincoln Drive                  Marlton             NJ                       -         610        2,422         272
Five Eves Drive                          Marlton             NJ                       -         703        2,819         649
Four A Eves Drive                        Marlton             NJ                       -         539        2,168         198
Four B Eves Drive                        Marlton             NJ                       -         588        2,369          86
King & Harvard                           Cherry Hill         NJ                       -       1,726        1,069       2,193
Main Street - Piazza                     Voorhees            NJ                       -         696        2,802          80
Main Street - Plaza 1000                 Voorhees            NJ                       -       2,729       10,931       2,219
Main Street - Promenade                  Voorhees            NJ                       -         531        2,052         226
Main Street- CAM                         Voorhees            NJ                       -           3           11          98
One South Union Place                    Cherry Hill         NJ                       -         771        8,047         369
Two Eves Drive                           Marlton             NJ                       -         818        3,461         124
1000 First Avenue                        King of Prussia     PA                   4,629       2,772       10,936         310
1009 Lenox Drive                         Lawrenceville       NJ                  13,728       4,876       19,284       2,526
1020 First Avenue                        King of Prussia     PA                   3,692       2,168        8,576         435
104 Windsor Center Drive                 East Windsor        NJ                       -         977        3,918       1,006
1040 First Avenue                        King of Prussia     PA                   5,032       2,861       11,282       1,094
1060 First Avenue                        King of Prussia     PA                   4,515       2,712       10,953           6
1105 Berkshire Boulevard                 Reading             PA                       -       1,115        4,510         451
1150 Berkshire Boulevard                 Reading             PA                       -         435        1,748         257
14 Campus Boulevard                      Newtown Square      PA                   5,754       2,243        4,217         480
150 Corporate Center Drive               Camp Hill           PA                       -         964        3,871         161
160-180 West Germantown Pike             East Norriton       PA                   5,409       1,603        6,418         546
1957 Westmoreland Street                 Richmond            VA                   2,861       1,062        4,241         284
200 Corporate Center Drive               Camp Hill           PA                       -       1,647        6,606          60
200 Nationwide Drive                     Harrisburg          PA                       -         100          403           -
201 North Walnut Street                  Wilmington          DE                  23,557      10,359       41,509         462
2100-2108 West Laburnum                  Richmond            VA                   1,285       2,482        8,846       1.557
2120 Tomlynn Street                      Richmond            VA                     767         280        1,125          93
2130-2146 Tomlynn Street                 Richmond            VA                     906         353        1,416           1
2169-79 Tomlynn Street                   Richmond            VA                   1,123         422        1,695          75
2201 Dabney Street                       Richmond            VA                       -         367        1,470         181
2201-2245 Tomlynn Street                 Richmond            VA                   2,811       1,020        4,067         402
2212-2224 Tomlynn Street                 Richmond            VA                   1,325         502        2,014          71
2221-2245 Dabney Road                    Richmond            VA                   1,372         530        2,123          27
2240 Dabney Road                         Richmond            VA                     682         264        1,059           8
2244 Dabney Road                         Richmond            VA                   1,411         551        2,203           1
2246 Dabney Road                         Richmond            VA                   1,167         455        1,822           1
2248 Dabney Road                         Richmond            VA                   1,382         511        2,049         139
2251 Dabney Road                         Richmond            VA                   1,036         387        1,552          84
2256 Dabney Road                         Richmond            VA                     936         356        1,427          44
2277 Dabney Road                         Richmond            VA                   1,302         507        2,034           1
2401 Park Drive                          Harrisburg          PA                       -         182          728          75
2404 Park Drive                          Harrisburg          PA                       -         167          668         129
2490 Boulevard of the Generals           King of Prussia     PA                       -         348        1,394          36
2511 Brittons Hill Road                  Richmond            VA                   3,131       1,201        4,820          93
2812 Emerywood Parkway                   Henrico             VA                   2,779       1,069        4,281          77
300 Arboretum Place                      Richmond            VA                  15,092       5,450       21,892       1,997
300 Corporate Center Drive               Camp Hill           PA                       -       4,823       19,301         316
301 North Walnut Street                  Wilmington          DE                  19,740       8,495       34,016       1,340
303 Fellowship Drive                     Mt. Laurel          NJ                   2,612       1,493        6,055         361
304 Harper Drive                         Mt. Laurel          NJ                   1,244         657        2,674         437
305 Fellowship Drive                     Mt. Laurel          NJ                   2,643       1,422        5,768         813
305 Harper Drive                         Mt. Laurel          NJ                     375         222          913           1

[RESTUBBED]

                                                      Gross Amount at Which Carried
                                                            December 31, 2002
                                           ---------------------------------------------------

                                                                                 Accumulated
                                                                               Depreciation at
                                                    Building and                 December 31,     Date of        Date    Depreciabl
                                           Land     Improvements     Total(a)      2002(b)     Construction   Acquired      Life
                                          -------   ------------    ---------  --------------- ------------   --------   ----------
500 Office Center Drive                     1,617       7,873        9,490            2,054        1985         1997        40
501 Office Center Drive                     1,796       8,338       10,134            2,024        1985         1997        40
55 U.S. Avenue                              1,116       4,486        5,602              836        1982         1997        40
6 East Clementon Road                       1,345       5,635        6,980            1,132        1980         1997        40
655 Business Center Drive                     544       2,987        3,531              741        1997         1997        40
7 Foster Avenue                               231       1,031        1,262              194        1983         1997        40
748 Springdale Drive                          236       1,073        1,309              262        1986         1997        40
855 Springdale Drive                          838       3,504        4,342              756        1986         1997        40
9000 Midlantic Drive                        1,472       5,918        7,390            1,222        1989         1997        40
9000 West Lincoln Drive                       610       2,694        3,304              622        1983         1997        40
Five Eves Drive                               703       3,468        4,171              898        1986         1997        40
Four A Eves Drive                             539       2,366        2,905              621        1987         1997        40
Four B Eves Drive                             588       2,455        3,043              556        1987         1997        40
King & Harvard                              1,726       3,262        4,988              746                     1997        40
Main Street - Piazza                          696       2,882        3,578              635        1990         1997        40
Main Street - Plaza 1000                    2,729      13,150       15,879            2,792        1988         1997        40
Main Street - Promenade                       531       2,278        2,809              518        1988         1997        40
Main Street- CAM                                3         109          112               21                     1997        40
One South Union Place                         771       8,416        9,187            2,039                     1997        40
Two Eves Drive                                818       3,585        4,403              853        1987         1997        40
1000 First Avenue                           2,772      11,246       14,018            1,747        1980         1998        40
1009 Lenox Drive                            4,876      21,810       26,686            4,034        1989         1998        40
1020 First Avenue                           2,168       9,011       11,179            1,357        1984         1998        40
104 Windsor Center Drive                      977       4,924        5,901            1,433        1987         1998        40
1040 First Avenue                           2,861      12,376       15,237            2,252        1985         1998        40
1060 First Avenue                           2,712      10,959       13,671            1,680        1987         1998        40
1105 Berkshire Boulevard                    1,115       4,961        6,076              934        1987         1998        40
1150 Berkshire Boulevard                      435       2,005        2,440              385        1979         1998        40
14 Campus Boulevard                         2,243       4,697        6,940            1,452        1998         1998        40
150 Corporate Center Drive                    964       4,032        4,996              710        1987         1998        40
160-180 West Germantown Pike                1,603       6,964        8,567            1,260        1982         1998        40
1957 Westmoreland Street                    1,062       4,525        5,587              775        1975         1998        40
200 Corporate Center Drive                  1,647       6,666        8,313            1,136        1989         1998        40
200 Nationwide Drive                          100         403          503               69        1978         1998        40
201 North Walnut Street                    10,359      41,971       52,330            7,493        1988         1998        40
2100-2108 West Laburnum                     2,482      10,403       12,885            1,612        1976         1998        40
2120 Tomlynn Street                           280       1,218        1,498              198        1986         1998        40
2130-2146 Tomlynn Street                      353       1,417        1,770              217        1988         1998        40
2169-79 Tomlynn Street                        422       1,770        2,192              301        1985         1998        40
2201 Dabney Street                            367       1,651        2,018              292        1962         1998        40
2201-2245 Tomlynn Street                    1,020       4,469        5,489              809        1989         1998        40
2212-2224 Tomlynn Street                      502       2,085        2,587              318        1985         1998        40
2221-2245 Dabney Road                         530       2,150        2,680              328        1994         1998        40
2240 Dabney Road                              264       1,067        1,331              167        1984         1998        40
2244 Dabney Road                              551       2,204        2,755              338        1993         1998        40
2246 Dabney Road                              455       1,823        2,278              279        1987         1998        40
2248 Dabney Road                              511       2,188        2,699              361        1989         1998        40
2251 Dabney Road                              387       1,636        2,023              265        1983         1998        40
2256 Dabney Road                              356       1,471        1,827              237        1982         1998        40
2277 Dabney Road                              507       2,035        2,542              312        1986         1998        40
2401 Park Drive                               182         803          985              169        1984         1998        40
2404 Park Drive                               167         797          964              203        1983         1998        40
2490 Boulevard of the Generals                348       1,430        1,778              264        1975         1998        40
2511 Brittons Hill Road                     1,201       4,913        6,114              775        1987         1998        40
2812 Emerywood Parkway                      1,069       4,358        5,427              657        1980         1998        40
300 Arboretum Place                         5,450      23,889       29,339            4,312        1988         1998        40
300 Corporate Center Drive                  4,823      19,617       24,440            3,435        1989         1998        40
301 North Walnut Street                     8,495      35,356       43,851            6,145        1989         1998        40
303 Fellowship Drive                        1,493       6,416        7,909            1,113        1979         1998        40
304 Harper Drive                              657       3,111        3,768              584        1975         1998        40
305 Fellowship Drive                        1,422       6,581        8,003            1,344        1980         1998        40
305 Harper Drive                              222         914        1,136              140        1979         1998        40

[RESTUBBED]

                             Brandywine Realty Trust
                                  Schedule III
                    Real Estate and Accumulated Depreciation
                                 (in thousands)

                                                                                                     Initial Cost
                                                                                           -------------------------------------
                                                                                                                        Net
                                                                                                                   Improvements
                                                                                                                   (Retirements)
                                                                       Encumberances at               Building and     Since
                                               City          State     December 31, 2002    Land      Improvements  Acquisition
                                         ----------------    -----     -----------------   --------   ------------ -------------
307 Fellowship Drive                     Mt. Laurel          NJ                   2,710       1,564        6,342         301
308 Harper Drive                         Mt. Laurel          NJ                       -       1,643        6,663         200
309 Fellowship Drive                     Mt. Laurel          NJ                   2,840       1,518        6,154         929
33 West State Street                     Trenton             NJ                       -       6,016       24,091         105
426 Lancaster Avenue                     Devon               PA                       -       1,689        6,756           4
4364 South Alston Avenue                 Durham              NC                   2,910       1,622        6,419         771
4805 Lake Brooke Drive                   Glen Allen          VA                   4,233       1,640        6,567          60
50 East State Street                     Trenton             NJ                       -       8,926       35,735         375
50 Swedesford Square                     Frazer              PA                   6,447       3,902       15,254         365
500 Nationwide Drive                     Harrisburg          PA                       -         173          850         787
52 Swedesford Square                     Frazer              PA                   7,108       4,242       16,579         702
520 Virginia Drive                       Ft. Washington      PA                       -         845        3,455         380
600 Corporate Circle Drive               Harrisburg          PA                       -         363        1,452          61
600 East Main Street                     Richmond            VA                  16,619       9,809       38,255       2,259
600 Park Avenue                          King of Prussia     PA                       -       1,012        4,048           3
610 Freedom Business Center              King of Prussia     PA                   5,503       2,017        8,070         660
620 Allendale Road                       King of Prussia     PA                       -       1,020        3,839         635
620 Freedom Business Center              King of Prussia     PA                   7,254       2,770       11,014         382
630 Clark Avenue                         King of Prussia     PA                       -         547        2,190           1
630 Freedom Business Center              King of Prussia     PA                   7,362       2,773       11,144         460
640 Allendale Road                       King of Prussia     PA                       -           -          432         208
640 Freedom Business Center              King of Prussia     PA                  11,222       4,222       16,891         800
650 Park Avenue                          King of Prussia     PA                       -       1,917        4,378       1,077
660 Allendale Road                       King of Prussia     PA                       -         835        3,343         186
680 Allendale Road                       King of Prussia     PA                       -         689        2,756         678
700 East Gate Drive                      Mt. Laurel          NJ                   6,174       3,569       14,436         690
701 East Gate Drive                      Mt. Laurel          NJ                   2,932       1,736        6,877         266
7010 Snowdrift Way                       Allentown           PA                   1,379         817        3,324          35
7150 Windsor Drive                       Allentown           PA                   1,826       1,034        4,219         275
7350 Tilghman Street                     Allentown           PA                       -       3,414       13,716       1,087
741 First Avenue                         King of Prussia     PA                       -       1,287        5,151           3
7450 Tilghman Street                     Allentown           PA                   5,219       2,867       11,631       1,306
751-761 Fifth Avenue                     King of Prussia     PA                       -       1,097        4,391           3
7535 Windsor Drive                       Allentown           PA                   5,762       3,376       13,400         673
755 Business Center Drive                Horsham             PA                   2,224       1,363        2,334         646
800 Corporate Circle Drive               Harrisburg          PA                       -         414        1,653         109
815 East Gate Drive                      Mt. Laurel          NJ                   1,103         637        2,584         119
817 East Gate Drive                      Mt. Laurel          NJ                   1,022         611        2,426          59
875 First Avenue                         King of Prussia     PA                       -         618        2,473       2,417
9011 Arboretum Parkway                   Richmond            VA                   5,014       1,856        7,702         233
9100 Arboretum Parkway                   Richmond            VA                   3,802       1,363        5,489         540
920 Harvest Drive                        Blue Bell           PA                       -       2,433        9,738         482
9200 Arboretum Parkway                   Richmond            VA                   2,694         984        3,973         280
9210 Arboretum Parkway                   Richmond            VA                   2,909       1,110        4,474          72
9211 Arboretum Parkway                   Richmond            VA                   1,591         581        2,433          93
922 Swedesford Road                      Frazer              PA                       -         218            1          (1)
925 Harvest Drive                        Blue Bell           PA                       -       1,671        6,606         235
993 Lenox Drive                          Lawrenceville       NJ                  11,906       2,811       17,996      (6,615)
997 Lenox Drive                          Lawrenceville       NJ                  10,464       2,410        9,700         363
East Gate Land                           Mt. Laurel          NJ                       0           1            1          (1)
Marine Center - Pier #12                 Philadelphia        PA                       -           -            -         151
Marine Center - Pier #24                 Philadelphia        PA                       -           -            -          59
Marine Center Pier #13-15                Philadelphia        PA                       -           -            -          25
Philadelphia Marine Center               Philadelphia        PA                       -         533        2,196          37
11 Campus Boulevard                      Newtown Square      PA                   4,787       1,112        4,067         595
2000 Lenox Drive                         Lawrenceville       NJ                  14,678       2,291       12,221       2,984
630 Allendale Road                       King of Prussia     PA                  19,797       2,836        4,028      15,945
630 Dresher Road                         Horsham             PA                       -         771        3,083         796
7130 Ambassador Drive                    Allentown           PA                       -         761        3,046          10
1050 Westlakes Drive                     Berwyn              PA                       -           -       13,056       1,754
1700 Paoli Pike                          East Goshen         PA                       -         458          559       3,326

[RESTUBBED]

                                                Gross Amount at Which Carried
                                                      December 31, 2002
                                     -------------------------------------------------------

                                                                              Accumulated
                                                                            Depreciation at
                                               Building and                   December 31,     Date of         Date      Depreciabl
                                     Land      Improvements      Total(a)       2002(b)     Construction    Acquired        Life
                                    -------    ------------     ---------   --------------- ------------    --------     ----------
307 Fellowship Drive                  1,564        6,643         8,207             1,152        1981          1998          40
308 Harper Drive                      1,643        6,863         8,506             1,079        1976          1998          40
309 Fellowship Drive                  1,518        7,083         8,601             1,173        1982          1998          40
33 West State Street                  6,016       24,196        30,212             4,231        1988          1998          40
426 Lancaster Avenue                  1,689        6,760         8,449             1,238        1990          1998          40
4364 South Alston Avenue              1,622        7,190         8,812             1,071        1985          1998          40
4805 Lake Brooke Drive                1,640        6,627         8,267             1,019        1996          1998          40
50 East State Street                  8,926       36,110        45,036             6,349        1989          1998          40
50 Swedesford Square                  3,902       15,619        19,521             2,397        1988          1998          40
500 Nationwide Drive                    173        1,637         1,810               280        1977          1998          40
52 Swedesford Square                  4,242       17,281        21,523             2,829        1986          1998          40
520 Virginia Drive                      845        3,835         4,680               817        1987          1998          40
600 Corporate Circle Drive              363        1,513         1,876               261        1978          1998          40
600 East Main Street                  9,809       40,514        50,323             6,523        1986          1998          40
600 Park Avenue                       1,012        4,051         5,063               715        1964          1998          40
610 Freedom Business Center           2,017        8,730        10,747             1,700        1985          1998          40
620 Allendale Road                    1,020        4,474         5,494               799        1961          1998          40
620 Freedom Business Center           2,770       11,396        14,166             2,110        1986          1998          40
630 Clark Avenue                        547        2,191         2,738               387        1960          1998          40
630 Freedom Business Center           2,773       11,604        14,377             2,223        1989          1998          40
640 Allendale Road                        -          640           640               484        2001          1998          40
640 Freedom Business Center           4,222       17,691        21,913             3,198        1991          1998          40
650 Park Avenue                       1,917        5,455         7,372               966        1968          1998          40
660 Allendale Road                      835        3,529         4,364               652        1962          1998          40
680 Allendale Road                      689        3,434         4,123               663        1962          1998          40
700 East Gate Drive                   3,569       15,126        18,695             2,422        1984          1998          40
701 East Gate Drive                   1,736        7,143         8,879             1,124        1986          1998          40
7010 Snowdrift Way                      817        3,359         4,176               520        1991          1998          40
7150 Windsor Drive                    1,034        4,494         5,528               825        1988          1998          40
7350 Tilghman Street                  3,414       14,803        18,217             2,602        1987          1998          40
741 First Avenue                      1,287        5,154         6,441               909        1966          1998          40
7450 Tilghman Street                  2,867       12,937        15,804             2,342        1986          1998          40
751-761 Fifth Avenue                  1,097        4,394         5,491               775        1967          1998          40
7535 Windsor Drive                    3,376       14,073        17,449             2,230        1988          1998          40
755 Business Center Drive             1,363        2,980         4,343               773        1998          1998          40
800 Corporate Circle Drive              414        1,762         2,176               310        1979          1998          40
815 East Gate Drive                     637        2,703         3,340               485        1986          1998          40
817 East Gate Drive                     611        2,485         3,096               381        1986          1998          40
875 First Avenue                        618        4,890         5,508               646        1966          1998          40
9011 Arboretum Parkway                1,856        7,935         9,791             1,311        1991          1998          40
9100 Arboretum Parkway                1,363        6,029         7,392             1,022        1988          1998          40
920 Harvest Drive                     2,433       10,220        12,653             1,765        1990          1998          40
9200 Arboretum Parkway                  984        4,253         5,237               677        1988          1998          40
9210 Arboretum Parkway                1,110        4,546         5,656               698        1988          1998          40
9211 Arboretum Parkway                  581        2,526         3,107               386        1991          1998          40
922 Swedesford Road                     218            -           218                 -        1986          1998          40
925 Harvest Drive                     1,671        6,841         8,512             1,168        1990          1998          40
993 Lenox Drive                       2,811       11,381        14,192             1,987        1985          1998          40
997 Lenox Drive                       2,410       10,063        12,473             1,921        1987          1998          40
East Gate Land                            1            -             1                 -                      1998          40
Marine Center - Pier #12                  -          151           151                18                      1998          40
Marine Center - Pier #24                  -           59            59                 3                      1998          40
Marine Center Pier #13-15                 -           25            25                10                      1998          40
Philadelphia Marine Center              533        2,233         2,766               341                      1998          40
11 Campus Boulevard                   1,112        4,662         5,774               582        1999          1999          40
2000 Lenox Drive                      2,291       15,205        17,496             1,799        1999          1999          40
630 Allendale Road                    2,836       19,973        22,809             1,825                      1999          40
630 Dresher Road                        771        3,879         4,650               441        1987          1999          40
7130 Ambassador Drive                   761        3,056         3,817               371        1991          1999          40
1050 Westlakes Drive                      -       14,810        14,810             1,264                      2000          40
1700 Paoli Pike                         458        3,885         4,343               445        2000          2000          40

[RESTUBBED]

                             Brandywine Realty Trust
                                  Schedule III
                    Real Estate and Accumulated Depreciation
                                 (in thousands)

                                                                                                     Initial Cost
                                                                                           -------------------------------------
                                                                                                                        Net
                                                                                                                   Improvements
                                                                                                                   (Retirements)
                                                                       Encumberances at               Building and     Since
                                               City          State     December 31, 2002    Land      Improvements  Acquisition
                                         ----------------    -----     -----------------   --------   ------------ -------------
10 Lake Center Drive                     Marlton             NJ                   8,793       1,880        7,521         107
100 Arrandale Boulevard                  Exton               PA                       -         970        3,878           2
100 Gateway Centre Parkway               Richmond            VA                       -         391        5,410       1,225
100 Lindenwood Drive                     Malvern             PA                   2,214         473        1,892          29
101 Lindenwood Drive                     Malvern             PA                       -       4,152       16,606          77
1100 Cassett Road                        Berwyn              PA                       -       1,695        6,779           4
111 Arrandale Boulevard                  Exton               PA                   1,200         262        1,048           1
111/113 Pencader Drive                   Newark              DE                       -       1,092        4,366           3
1160 Swedesford Road                     Berwyn              PA                   8,633       1,781        7,124         430
1180 Swedesford Road                     Berwyn              PA                   9,814       2,086        8,342         184
161 Gaither Drive                        Mt. Laurel          NJ                       -       1,016        4,064         295
17 Campus Boulevard                      Newtown Square      PA                   5,211       1,108        5,155          22
200 Lake Drive East                      Cherry Hill         NJ                   9,686       2,069        8,275         130
200 Lindenwood Drive                     Malvern             PA                   1,499         324        1,295           2
210 Lake Drive East                      Cherry Hill         NJ                   7,652       1,645        6,579          50
220 Lake Drive East                      Cherry Hill         NJ                       -       2,144        8,798          54
30 Lake Center Drive                     Marlton             NJ                   4,837       1,043        4,171          16
300 Lindenwood Drive                     Malvern             PA                   3,925         848        3,394           2
301 Lindenwood Drive                     Malvern             PA                       -       2,729       10,915         264
412 Creamery Way                         Exton               PA                       -       1,195        4,779         436
429 Creamery Way                         Exton               PA                   3,371       1,368        5,471           3
436 Creamery Way                         Exton               PA                       -         994        3,978          14
440 Creamery Way                         Exton               PA                   3,134         982        3,927           4
442 Creamery Way                         Exton               PA                   2,852         894        3,576           2
457 Creamery Way                         Exton               PA                       -         777        3,107           2
467 Creamery Way                         Exton               PA                       -         906        3,623           2
479 Thomas Jones Way                     Exton               PA                       -       1,075        4,299          65
481 John Young Way                       Exton               PA                   2,526         496        1,983           2
555 Croton Road                          King of Prussia     PA                   6,309       4,486       17,943          69
7360 Windsor Drive                       Allentown           PA                       -       1,451        3,618       2,039
Katchel Farmhouse                        Reading             PA                       -           -            -         111
Two Righter Parkway                      Wilmington          DE                       -       2,802       11,217           7
100 Brandywine Boulevard                 Newtown             PA                       -       1,784        9,811       2,971
1000 Lenox Drive                         Lawrenceville       NJ                       -       1,174        4,696           3
15 Campus Boulevard                      West Goshen         PA                   5,958       1,164        3,896       2,127
200 Commerce Drive                       Newark              DE                   6,272         911        4,414       1,552
400 Berwyn Park                          Berwyn              PA                  15,726       2,657        4,462       2,264
400 Commerce Drive                       Newark              DE                  12,507       2,528        9,220       4,459
401 Plymouth Road                        Plymouth Meeting    PA                       -       7,241       16,131       4,689
600 West Germantown Pike                 Plymouth Meeting    PA                  12,633       3,652       15,288          47
980 Harvest Drive                        Blue Bell           PA                       -       2,079        7,821           5
630 West Germantown Pike                 Plymouth Meeting    PA                  12,009       3,572       14,435          43
620 West Germantown Pike                 Plymouth Meeting    PA                  12,220       3,558       14,743          65
6802 Paragon Place                       Richmond            VA                       -       2,917       11,454         251
610 West Germantown Pike                 Plymouth Meeting    PA                  12,170       3,651       14,514         126
                                                                              ---------    --------   ----------    --------
                                                                              $ 591,055    $353,111   $1,424,682    $112,214
                                                                              =========    ========   ==========    ========

[RESTUBBED]

                                                Gross Amount at Which Carried
                                                      December 31, 2002
                                     -------------------------------------------------------

                                                                              Accumulated
                                                                            Depreciation at
                                               Building and                   December 31,     Date of         Date     Depreciable
                                     Land      Improvements      Total(a)       2002(b)     Construction    Acquired       Life
                                    -------    ------------     ---------   --------------- ------------    --------    -----------
10 Lake Center Drive                  1,880        7,628         9,508               342        1989          2001         40
100 Arrandale Boulevard                 970        3,880         4,850               170        1997          2001         40
100 Gateway Centre Parkway              391        6,635         7,026               357        2001          2001         40
100 Lindenwood Drive                    473        1,921         2,394                85        1985          2001         40
101 Lindenwood Drive                  4,152       16,683        20,835               735        1988          2001         40
1100 Cassett Road                     1,695        6,783         8,478               297        1997          2001         40
111 Arrandale Boulevard                 262        1,049         1,311                46        1996          2001         40
111/113 Pencader Drive                1,092        4,369         5,461               191        1990          2001         40
1160 Swedesford Road                  1,781        7,554         9,335               390        1986          2001         40
1180 Swedesford Road                  2,086        8,526        10,612               400        1987          2001         40
161 Gaither Drive                     1,016        4,359         5,375               200        1987          2001         40
17 Campus Boulevard                   1,108        5,177         6,285               384        2001          2001         40
200 Lake Drive East                   2,069        8,405        10,474               368        1989          2001         40
200 Lindenwood Drive                    324        1,297         1,621                57        1984          2001         40
210 Lake Drive East                   1,645        6,629         8,274               291        1986          2001         40
220 Lake Drive East                   2,144        8,852        10,996               466        1988          2001         40
30 Lake Center Drive                  1,043        4,187         5,230               189        1986          2001         40
300 Lindenwood Drive                    848        3,396         4,244               148        1984          2001         40
301 Lindenwood Drive                  2,729       11,179        13,908               533        1986          2001         40
412 Creamery Way                      1,195        5,215         6,410               255        1999          2001         40
429 Creamery Way                      1,368        5,474         6,842               239        1996          2001         40
436 Creamery Way                        994        3,992         4,986               178        1991          2001         40
440 Creamery Way                        982        3,931         4,913               172        1991          2001         40
442 Creamery Way                        894        3,578         4,472               156        1991          2001         40
457 Creamery Way                        777        3,109         3,886               136        1990          2001         40
467 Creamery Way                        906        3,625         4,531               159        1988          2001         40
479 Thomas Jones Way                  1,075        4,364         5,439               196        1988          2001         40
481 John Young Way                      496        1,985         2,481                87        1997          2001         40
555 Croton Road                       4,486       18,012        22,498               804        1999          2001         40
7360 Windsor Drive                    1,451        5,657         7,108               414        2001          2001         40
Katchel Farmhouse                         -          111           111                74        2001          2001         40
Two Righter Parkway                   2,802       11,224        14,026               724        1987          2001         40
100 Brandywine Boulevard              1,784       12,782        14,566               324        2002          2002         40
1000 Lenox Drive                      1,174        4,699         5,873                59        1982          2002         40
15 Campus Boulevard                   1,164        6,023         7,187               223        2002          2002         40
200 Commerce Drive                      911        5,966         6,877               452        1998          2002         40
400 Berwyn Park                       2,657        6,726         9,383               440        2002          2002         40
400 Commerce Drive                    2,528       13,679        16,207             1,241        1997          2002         40
401 Plymouth Road                     7,241       20,820        28,061               830        2002          2002         40
600 West Germantown Pike              3,652       15,335        18,987               320        1986          2002         40
980 Harvest Drive                     2,079        7,826         9,905                66        1988          2002         40
630 West Germantown Pike              3,572       14,478        18,050               302        1990          2002         40
620 West Germantown Pike              3,558       14,808        18,366               309        1988          2002         40
6802 Paragon Place                    2,917       11,705        14,622               168        1989          2002         40
610 West Germantown Pike              3,651       14,640        18,291               315        1987          2002         40
                                   --------   ----------    ----------          --------
                                   $353,111   $1,536,898    $1,890,009          $245,230
                                   ========   ==========    ==========          ========


(a)      Reconciliation of Real Estate:

         The following table reconciles the real estate investments from January 1, 2002 to
         December 31, 2002 (in thousands):
                                                                       2002          2001          2000
                                                                   -----------   -----------   -----------
         Balance at beginning of year                              $ 1,893,039   $ 1,754,895   $ 1,771,475

         Additions:
              Acquisitions                                             120,627       217,212        13,056
              Capital expenditures                                      94,086        65,210        34,905

         Less:
              Dispositions                                            (209,014)     (144,278)      (64,541)
              Assets transferred to held-for-sale                       (8,729)            -             -

                                                                   -----------   -----------   -----------
         Balance at end of year                                    $ 1,890,009   $ 1,893,039   $ 1,754,895
                                                                   ===========   ===========   ===========


(b)      Reconciliation of Accumulated Depreciation:

         The following table reconciles the accumulated depreciation on real estate investments from
         January 1, 2002 to December 31, 2002 (in thousands):
                                                                       2002          2001         2000
                                                                   -----------   -----------   -----------
         Balance at beginning of year                              $   230,793   $   179,558   $   125,744

         Additions:
             Depreciation expense - continued operations                46,647        60,160        55,091
             Depreciation expense - discontinued operations              2,054         9,335         8,849

         Less:
             Dispositions                                              (33,029)      (18,260)      (10,126)
             Assets transferred to held-for-sale                        (1,235)            -             -

                                                                   -----------   -----------   -----------
         Balance at end of year                                    $   245,230   $   230,793   $   179,558
                                                                   ===========   ===========   ===========

                                      F-35